Exhibit 99.1

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216

Monday, October 17, 2011

WELLS FARGO REPORTS RECORD QUARTERLY NET INCOME OF $4.1 BILLION

Increased Loans and Deposits, Lower Expenses from Second Quarter

•	Solid financial results:

¡	Record Wells Fargo net income of $4.1 billion, up 21 percent from prior year, up 3 percent from prior quarter

¡	Record diluted earnings per common share of $0.72, up 20 percent from prior year, up 3 percent from prior quarter

¡	Pre-tax pre-provision profit (PTPP)[1] of $8.0 billion, up slightly from prior quarter

¡	Return on average assets of 1.26 percent

¡	Revenue of $19.6 billion, compared with $20.4 billion in prior quarter

¡	Noninterest expense down $798 million from prior quarter

•	Strong loan and deposit growth:

¡	Total loans of $760.1 billion at September 30, 2011, up $8.2 billion from June 30, 2011; core loan portfolios up $13.4 billion from June 30, 2011[2]

¡	Total average core checking and savings deposits up $33.8 billion from prior quarter

•	Improved capital position:

¡

Tier 1 common equity increased $3.1 billion to $91.9 billion, with Tier 1 common equity ratio of 9.35 percent under Basel I at September 30, 2011. Under current Basel III capital proposals, Tier 1 common equity ratio estimated at 7.41 percent[3]

¡	Called $5.8 billion of trust preferred securities with an average coupon of 8.45 percent

¡	Purchased 22 million shares of common stock in third quarter 2011 and an additional estimated 6 million shares through a forward repurchase transaction that will settle in fourth quarter 2011

•	Improved credit quality:

¡	Net loan charge-offs declined to $2.6 billion, down $227 million from prior quarter; down $1.5 billion from prior year

1 See footnote (2) on page 16 for more information on pre-tax pre-provision profit.

2 See table on page 5 for more information on core and non-strategic/liquidating loan portfolios.

3 See tables on page 37 for more information on Tier 1 common equity.

¡	Nonperforming assets declined to $26.8 billion, down $1.1 billion from prior quarter; down $7.6 billion from prior year

¡	Reserve release[1] of $800 million (pre-tax) reflected improved portfolio performance

•	Wachovia integration nearing successful completion

¡	Retail bank store conversions finished with the North Carolina conversion the weekend of October 15-16, 2011

¡	Over 38 million accounts converted, including mortgage, deposit, trust, brokerage and credit card

¡	On track for completion in first quarter 2012

•	Committed to helping homeowners remain in their homes

¡	As of August 31, 2011, 716,945 active trial or completed loan modifications had been initiated since the beginning of 2009; of this total, 85 percent were through Wells Fargo’s own modification programs and the remainder were through the federal government’s Home Affordable Modification Program (HAMP)

¡	Since September 2009, Wells Fargo hosted 40 Home Preservation Workshops where specialists met individually with more than 26,000 customers

Selected Financial Information

		Quarter ended

	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010

Earnings
Diluted earnings per common share	$0.72	0.70	0.60
Wells Fargo net income (in billions)	4.06	3.95	3.34

Asset Quality
Net charge-offs as a % of avg. total loans (annualized)	1.37%	1.52	2.14
Allowance as a % of total loans	2.68	2.83	3.23
Allowance as a % of annualized net charge-offs	197	187	150

Other
Revenue (in billions)	$19.63	20.39	20.87
Average loans (in billions)	754.5	751.3	759.5
Average core deposits (in billions)	836.8	807.5	772.0
Net interest margin	3.84%	4.01	4.25

SAN FRANCISCO – Wells Fargo & Company (NYSE: WFC) reported record net income of $4.1 billion, or $0.72 per diluted common share, for third quarter 2011, up from $3.3 billion, or $0.60 per share, for third quarter 2010, and up from $3.9 billion, or $0.70 per share, for second quarter 2011.

“The economic recovery has been more sluggish and uneven than anyone anticipated,” said Chairman and CEO John Stumpf. “We can’t change the economic environment, yet we have worked hard to control the

1 Reserve release represents the amount by which net charge-offs exceed the provision for credit losses.

variables we can – making our products and services more relevant to individuals and businesses, focusing on the customer, making as many loans as possible and growing new relationships – as well as fostering longtime ones. We see the results of this focus in growing cross-sell, deposits, and loans. Customers need a trusted financial partner, especially in challenging economic times. Wells Fargo has proven to be that partner over and over again.

“We are nearing the completion of our three-year Wachovia integration process. To date, Regional Banking has now completed its store conversions and our retail stores are Wells Fargo coast-to-coast on a single platform. Thank you to every single team member who has been involved in this remarkable effort.”

“This was a strong quarter for Wells Fargo, with solid growth in loans, deposits, investment securities and capital, along with improved credit quality and lower expenses,” said Chief Financial Officer Tim Sloan. “While our industry continued to face challenges due to economic conditions during this quarter, Wells Fargo’s diversified model was again able to produce solid results for our shareholders.”

Revenue

Revenue was $19.6 billion, compared with $20.4 billion in second quarter 2011. “While certain market-sensitive revenues were down from the second quarter, many of our businesses grew revenue,” said Sloan. Businesses generating linked-quarter revenue growth included asset management, asset-backed finance, auto dealer services, capital finance, commercial banking, commercial mortgage servicing, commercial real estate, corporate trust, credit card, equipment finance, equity funds group, global remittance, government and institutional banking, international, mortgage, personal credit management, real estate capital markets, retail sales finance, and student lending.

Net Interest Income

Net interest income was $10.5 billion, down from $10.7 billion in second quarter 2011. The continued negative impact of higher-yielding loan and security runoff was partially offset by growth in commercial loans, investment portfolio purchases, lower deposit and debt costs, and the benefit of one additional business day in the quarter. Net interest income was also lower due to items that vary from quarter to quarter such as loan prepayments and resolutions. Approximately 12 basis points of the 17 basis point decline in the net interest margin – slightly over 70 percent – from 4.01 percent in second quarter to 3.84 percent in third quarter was due to the exceptional deposit growth of $42 billion from June 30, 2011. These deposits were invested in short-term assets which had the effect of diluting the net interest margin.

Noninterest Income

Noninterest income was $9.1 billion, compared with $9.7 billion in second quarter 2011. The $622 million decline was driven by an $808 million decline in trading, debt and equity gains primarily related to reduced equity gains compared with the prior quarter’s elevated levels, losses on deferred compensation plan investments and market volatility. Commissions and all other fees declined 8 percent linked quarter due to lower bond and equity originations, lower commissions, and lower asset-based fees associated with the 14 percent decline in the S&P 500 Index in the quarter. Insurance fees were down 26 percent linked quarter almost entirely due to seasonality in crop insurance. Deposit service charges increased 3 percent linked quarter primarily due to account and volume growth. Operating lease income was up on early termination gains.

Mortgage banking noninterest income was $1.8 billion, up $214 million from second quarter 2011, on $89 billion of originations compared with $64 billion of originations in second quarter. Mortgage banking noninterest income in third quarter included a $390 million provision for mortgage loan repurchase losses compared with $242 million in second quarter (included in net gains from mortgage loan origination/sales activities). Net mortgage servicing rights (MSRs) results were a $607 million gain compared with a $374 million gain in second quarter 2011. The ratio of MSRs to related loans serviced for others was 74 basis points and the average note rate on the servicing portfolio was 5.21 percent. The unclosed pipeline at September 30, 2011, was $84 billion compared with $51 billion at June 30, 2011.

The Company had net unrealized securities gains of $6.8 billion at September 30, 2011, down $2.4 billion from second quarter 2011, primarily due to widening credit spreads. Period-end securities available for sale balances were up $20.9 billion, reflecting increased investment activity.

Noninterest Expense

Noninterest expense was $11.7 billion, down $798 million from second quarter 2011 and down $576 million from a year ago. The linked-quarter decline in noninterest expense was driven by lower total personnel expense ($6.6 billion, down from $6.9 billion in second quarter 2011), lower merger costs ($376 million, down from $484 million prior quarter) and lower operating losses ($198 million, down from $428 million prior quarter). Included in personnel expense was a $384 million linked-quarter decline in employee benefits due primarily to lower deferred compensation expense which was offset entirely in trading gains and losses. “We are pleased with our positive operating leverage and the progress we’ve made on our Compass expense management initiative. Future quarterly expenses are expected to fluctuate as our Compass initiative proceeds toward our stated target of $11 billion of noninterest expense for fourth quarter 2012,” said Sloan. The Company’s efficiency ratio improved to 59.5 percent from 61.2 percent in second quarter.

Loans

Total loans were $760.1 billion at September 30, 2011, up $8.2 billion from $751.9 billion at June 30, 2011. Increased balances in many loan portfolios more than offset the continued planned reduction in the non-strategic/liquidating portfolios, which declined $5.2 billion in the quarter. Many portfolios had linked-quarter growth in average loan balances, including asset-backed finance, auto (excluding liquidating), capital finance, commercial banking, commercial real estate, corporate banking, credit card, government and institutional banking, international, mortgage, private student lending and retail sales finance.

	September 30, 2011			June 30, 2011

(in millions)	Core	Liquidating (1)	Total	Core	Liquidating (1)	Total

Commercial	$333,513	6,321	339,834	323,673	7,016	330,689
Consumer	310,084	110,188	420,272	306,495	114,737	421,232

Total loans	$643,597	116,509	760,106	630,168	121,753	751,921

Change from prior quarter:	$13,429	(5,244)	8,185	5,834	(5,068)	766

(1)	See table on page 33 for additional information on non-strategic/liquidating loan portfolios. Management believes that the above information provides useful disclosure regarding the Company’s ongoing loan portfolios.

Deposits

Average core deposits were $836.8 billion, up 8 percent from a year ago and up 14 percent (annualized) from second quarter 2011. Consumer checking accounts grew a net 5.6 percent from September 30, 2010. Average core checking and savings deposits were $769.2 billion, up 12 percent from a year ago and up 18 percent (annualized) from second quarter 2011. Average mortgage escrow deposits were $28.3 billion compared with $30.2 billion a year ago and $23.9 billion in second quarter 2011. Average core checking and savings deposits were 92 percent of average core deposits, up from 89 percent a year ago. The average deposit cost for third quarter 2011 was 25 basis points compared with 28 basis points in second quarter 2011. Average core deposits were 111 percent of average loans, up from 107 percent in second quarter 2011.

Capital

Capital increased with Tier 1 common equity reaching $91.9 billion under Basel I, or 9.35 percent of risk-weighted assets. Under current Basel III proposals, the Tier 1 common equity ratio was an estimated 7.41 percent. The Company called for redemption $5.8 billion of trust preferred securities in the quarter, repurchased 22 million shares of its common stock and an additional estimated 6 million shares through a forward repurchase transaction that will settle in fourth quarter 2011, and paid a quarterly common stock dividend of $0.12 per share.

	Sept. 30,	June 30,	Sept. 30,
(as a percent of total risk-weighted assets)	2011	2011	2010

Ratios under Basel I (1):

Tier 1 common equity (2)	9.35%	9.15	8.01
Tier 1 capital	11.28	11.69	10.90
Tier 1 leverage	8.97	9.43	9.01

(1)	September 30, 2011, ratios are preliminary.
(2)	See table on page 37 for more information on Tier 1 common equity.

Credit Quality

“Credit quality continued to improve in the third quarter, our seventh consecutive quarter of declining loan losses and the fourth consecutive quarter of lower nonperforming assets,” said Chief Risk Officer Mike Loughlin. Third quarter net charge-offs were $2.6 billion, or 1.37 percent (annualized) of average loans, down $227 million from second quarter net charge-offs of $2.8 billion (1.52 percent). The decline in net charge-offs was driven by lower losses in nearly all loan categories and delinquency trends were stable. Reflecting the improved overall portfolio performance, the provision for credit losses was $800 million less than net charge-offs, compared with $1.0 billion in prior quarter. “While we continued to see positive trends in credit performance, the rate of improvement moderated in some portfolios in the quarter, as one would expect at this point in the credit cycle,” said Loughlin. “Absent significant deterioration in the economy, we continue to expect future reserve releases.”

Net Loan Charge-Offs

	Quarter ended

	Sept. 30, 2011		June 30, 2011		Mar. 31, 2011

		As a		As a		As a
	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	average	charge-	average	charge-	average
($ in millions)	offs	loans (1)	offs	loans (1)	offs	loans (1)

Commercial:
Commercial and industrial	$261	0.65%	$254	0.66%	$354	0.96%
Real estate mortgage	96	0.37	128	0.50	152	0.62
Real estate construction	55	1.06	72	1.32	83	1.38
Lease financing	3	0.11	1	0.01	6	0.18
Foreign	8	0.08	47	0.52	28	0.34

Total commercial	423	0.50	502	0.62	623	0.79

Consumer:
Real estate 1-4 family first mortgage	821	1.46	909	1.62	904	1.60
Real estate 1-4 family junior lien mortgage	842	3.75	909	3.97	994	4.25
Credit card	266	4.90	294	5.63	382	7.21
Other revolving credit and installment	259	1.19	224	1.03	307	1.42

Total consumer	2,188	2.06	2,336	2.21	2,587	2.42

Total	$2,611	1.37%	$2,838	1.52%	$3,210	1.73%

(1)	Quarterly net charge-offs as a percentage of average loans are annualized. See explanation on page 29 of the accounting for purchased credit-impaired (PCI) loans from Wachovia and the impact on selected financial ratios.

Nonperforming Assets

Nonperforming assets ended the quarter at $26.8 billion, down 4 percent from $27.9 billion in the second quarter. Nonaccrual loans declined to $21.9 billion from $23.0 billion in the second quarter, with reductions across all major loan portfolios, resulting from reduced inflow of new nonaccrual loans and stable outflows to foreclosed assets. Foreclosed assets increased slightly to $4.9 billion.

Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	Sept. 30, 2011		June 30, 2011		Mar. 31, 2011

		As a		As a		As a
		% of		% of		% of
	Total	total	Total	total	Total	total
($ in millions)	balances	loans	balances	loans	balances	loans

Commercial:
Commercial and industrial	$2,128	1.29%	$2,393	1.52%	$2,653	1.76%
Real estate mortgage	4,429	4.24	4,691	4.62	5,239	5.18
Real estate construction	1,915	9.71	2,043	9.56	2,239	9.79
Lease financing	71	0.55	79	0.61	95	0.73
Foreign	68	0.18	59	0.16	86	0.24

Total commercial	8,611	2.53	9,265	2.80	10,312	3.19

Consumer:
Real estate 1-4 family first mortgage	11,024	4.93	11,427	5.13	12,143	5.36
Real estate 1-4 family junior lien mortgage	2,035	2.31	2,098	2.33	2,235	2.40
Other revolving credit and installment	230	0.27	255	0.29	275	0.31

Total consumer	13,289	3.16	13,780	3.27	14,653	3.42

Total nonaccrual loans	21,900	2.88	23,045	3.06	24,965	3.32

Foreclosed assets:
GNMA	1,336		1,320		1,457
Non GNMA	3,608		3,541		4,055

Total foreclosed assets	4,944		4,861		5,512

Total nonperforming assets	$26,844	3.53%	$27,906	3.71%	$30,477	4.06%

Change from prior quarter:
Total nonaccrual loans	$(1,145)		$(1,920)		$(1,277)
Total nonperforming assets	(1,062)		(2,571)		(1,774)

Loans 90 Days or More Past Due and Still Accruing

Loans 90 days or more past due and still accruing (excluding government insured/ guaranteed) totaled $1.9 billion at September 30, 2011, compared with $1.8 billion at June 30, 2011. Loans 90 days or more past due and still accruing whose repayments are insured by the Federal Housing Administration or predominantly guaranteed by the Department of Veterans Affairs for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program were $17.7 billion at September 30, 2011, compared with $15.5 billion at June 30, 2011.

Allowance for Credit Losses

The allowance for credit losses, including the allowance for unfunded commitments, totaled $20.4 billion at September 30, 2011, down from $21.3 billion at June 30, 2011. The allowance coverage to total loans was 2.68 percent compared with 2.83 percent in the prior quarter. The allowance covered 1.97 times annualized third quarter net charge-offs compared with 1.87 times in the prior quarter. The allowance coverage to nonaccrual loans was 93 percent at September 30, 2011, compared with 92 percent at June 30, 2011. “We believe the allowance was adequate for losses inherent in the loan portfolio at September 30, 2011,” said Loughlin.

Additional detail on credit quality is included in the quarterly supplement, available on the Investor Relations page at www.wellsfargo.com/invest_relations/investor_relations/

Business Segment Performance

Wells Fargo defines its operating segments by product type and customer segment. Segment net income for each of the three business segments was:

			Quarter ended

	Sept. 30,	June 30,	Sept. 30,
(in millions)	2011	2011	2010

Community Banking	$2,315	2,087	1,935
Wholesale Banking	1,813	1,931	1,512
Wealth, Brokerage and Retirement	291	333	256

More financial information about the business segments is on pages 38 and 39.

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Mortgage business units.

Selected Financial Information

			Quarter ended

	Sept. 30,	June 30,	Sept. 30,
(in millions)	2011	2011	2010

Total revenue	$12,496	12,567	13,447
Provision for credit losses	1,978	1,927	3,155
Noninterest expense	6,901	7,418	7,333
Segment net income	2,315	2,087	1,935

(in billions)
Average loans	491.0	498.2	522.2
Average assets	754.4	752.5	770.0
Average core deposits	556.3	552.0	537.1

Community Banking reported net income of $2.3 billion, up $228 million, or 11 percent, from prior quarter and up $380 million, or 20 percent, from third quarter 2010. Revenue decreased $71 million from second quarter 2011 driven primarily by a decline in equity gains primarily related to market conditions in the quarter, losses on deferred compensation plan investments (offset in employee benefits expense and therefore neutral to the income statement), continued expected reductions in the home equity and Pick-A-Pay loan portfolios, and lower yielding investment security purchases, partially offset by an increase in mortgage banking income and lower deposit costs. Revenue decreased $951 million, or 7 percent, from third quarter 2010 largely due to lower mortgage banking income, as well as expected reductions in the liquidating loan portfolios and lower yielding investment security purchases, partially offset by long-term debt runoff, lower deposit costs, equity gains and debit card customer growth. Noninterest expense decreased

$517 million, or 7 percent, from second quarter 2011, reflecting lower personnel costs (including active, full-time equivalent reductions and lower deferred compensation benefits expense), litigation accruals, and credit related costs. Noninterest expense decreased $432 million, or 6 percent, from third quarter 2010 due to reduced expenses across most categories, led by personnel costs. The provision for credit losses increased $51 million from second quarter 2011 and decreased $1.2 billion from third quarter 2010. Charge-offs decreased $199 million from second quarter 2011 and $1.1 billion from third quarter 2010. The reserve release was $450 million in third quarter 2011, compared with releases of $700 million and $400 million in second quarter 2011 and third quarter 2010, respectively.

Regional Banking Highlights

•	Strong growth in checking accounts from September 30, 2010 (combined Regional Banking)

¡	Consumer checking accounts up a net 5.6 percent

¡	Business checking accounts up a net 3.8 percent

¡	Consumer checking accounts up a net 7.1 percent in California, 8.3 percent in New Jersey, 9.8 percent in North Carolina and 7.7 percent in Florida

•	Strong solutions in third quarter 2011

¡	West

—	Core product solutions (sales) of 8.80 million, up 15 percent from prior year

—	Core sales per platform banker FTE (active, full-time equivalent) of 6.90 per day, up from 5.89 in prior year

—	Sales of Wells Fargo Packages® (a checking account and three other products) up 18 percent from prior year, purchased by 86 percent of new checking account customers

¡	East

—	Eastern core product solutions grew by double-digits from prior year

—	For eastern states on Wells Fargo systems the entire quarter, 83 percent of new checking account customers purchased Wells Fargo Packages

—	Platform banker FTE grew by over 1,000, or 10 percent, from prior year

•

Retail bank household cross-sell ratio for combined company of 5.91 products per household, up from 5.68 in third quarter 2010; cross-sell in the West of 6.28, compared with 5.39 in the East, represents the opportunity to earn more business from customers in the East

•	Small Business/Business Banking

¡	In August, Wells Fargo, America’s leading SBA lender in dollars, became the nation’s first lender to extend $1 billion in SBA 7(a) loan dollars to small businesses in a year

¡	Store-based business solutions up 8 percent from prior year (West)

¡	Sales of Wells Fargo Business Services Packages (business checking account and at least three other business products) up 32 percent from prior year, purchased by 73 percent of new business checking account customers (West)

¡	Business Banking household cross-sell of 4.21 products per household (West)

¡	Wells Fargo, America’s #1 small business lender, made $10.3 billion in new loan commitments to its small business customers in the first three quarters of 2011, an 8 percent increase in new dollars lent from same period last year

•	Online and Mobile Banking

¡	19.7 million combined active online customers

¡	6.7 million combined active mobile customers

¡	Global Finance magazine ranked Wells Fargo Best Consumer Internet Bank in the U.S. (July 2011)

Wells Fargo Home Mortgage (Home Mortgage)

•	Home Mortgage applications of $169 billion, compared with $109 billion in prior quarter

•	Home Mortgage application pipeline of $84 billion at quarter end, compared with $51 billion at June 30, 2011

•	Home Mortgage originations of $89 billion, up from $64 billion in prior quarter

•	Residential mortgage servicing portfolio of $1.8 trillion

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $20 million. Products & business segments include Middle Market Commercial Banking, Government & Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Investment Banking & Capital Markets, Securities Investment Portfolio, Asset Backed Finance, and Asset Management.

Selected Financial Information

	Quarter ended

(in millions)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010

Total revenue	$5,150	5,631	5,388
Provision (reversal of provision) for credit losses	(178)	(97)	280
Noninterest expense	2,689	2,766	2,719
Segment net income	1,813	1,931	1,512

(in billions)
Average loans	253.4	243.1	227.3
Average assets	438.0	415.7	371.8
Average core deposits	209.3	190.6	170.8

Wholesale Banking reported net income of $1.8 billion, up $301 million, or 20 percent, from third quarter 2010 and decreased $118 million, or 6 percent, from the prior quarter. Revenue decreased $238 million, or 4 percent, from prior year as broad-based growth among many businesses, including strong loan and deposit growth, was offset by lower PCI resolutions and weakness in fixed income sales and trading and investment banking. Many businesses had revenue growth from the prior quarter, including asset-backed finance, capital finance, commercial banking, government banking, and international. However, overall revenue decreased $481 million, or 9 percent, from the prior quarter due to lower PCI resolutions, weakness in fixed income sales and trading and investment banking and seasonally lower insurance fees. Noninterest expense decreased $30 million, or 1 percent, from prior year related to lower personnel expenses and decreased $77 million, or 3 percent, from prior quarter related to seasonally lower insurance expense and lower operating losses. The provision for credit losses was a net recovery of $178 million and declined $458 million from third quarter 2010. The decrease included a $350 million reserve release in the current quarter versus a $250 million reserve release a year ago along with a $358 million improvement in credit losses.

•

Weaker sales and trading results as consistent negative economic data, sovereign debt concerns and the U.S. debt downgrade pressured credit spreads and reduced prices on all financial assets, significantly curtailing new issue origination and trading opportunities

•

Year-over-year and linked-quarter average loan growth in almost all portfolios, including asset-backed finance, capital finance, commercial banking, commercial real estate, corporate banking, government banking, and international, from both new and existing customer activity

•	Continued improvement in net charge-offs and nonperforming assets

•	Average core deposits up 23 percent from prior year

•	U.S. investment banking market share year to date of 4.8 percent, up from 4.2 percent for full year 2010 (source: Dealogic fee-based league tables)

•	Wells Fargo selected Best Trade Outsourcing Bank in Asia Pacific by Global Trade Review

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and trust. Family Wealth meets the unique needs of ultra high net worth customers. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.

Selected Financial Information

	Quarter ended

(in millions)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010

Total revenue	$2,887	3,086	2,912
Provision for credit losses	48	61	77
Noninterest expense	2,368	2,487	2,420
Segment net income	291	333	256

(in billions)
Average loans	43.1	43.5	42.6
Average assets	155.1	147.7	138.2
Average core deposits	133.4	126.0	120.7

Wealth, Brokerage and Retirement reported net income of $291 million, down $42 million from second quarter 2011 and up $35 million from third quarter 2010. Revenue was $2.9 billion, down 6 percent from second quarter 2011 primarily due to losses on deferred compensation plan investments (offset in expense), as well as lower securities gains in the brokerage business and reduced brokerage transaction revenue. Revenue was down 1 percent from third quarter 2010 due to losses on deferred compensation plan investments (offset in expense) and lower brokerage transaction revenue, partially offset by higher asset-based revenues. Total provision for credit losses decreased $13 million from second quarter 2011 and

$29 million from third quarter 2010. Noninterest expense declined 5 percent from second quarter on reduced personnel costs (primarily due to lower deferred compensation) and reduced broker commissions. Noninterest expense was down 2 percent from third quarter 2010 due to lower deferred compensation, partially offset by growth in personnel costs largely due to increased broker commissions, driven by higher production levels, and increased non-personnel costs. Average core deposits increased $7.4 billion from second quarter 2011 and $12.7 billion from third quarter 2010.

Retail Brokerage

•	Strong deposit growth, with average balances up $11 billion, or 14 percent, from prior year

•	Client assets of $1.1 trillion, down 3 percent from prior year

•	Managed account assets increased $20 billion, or 9 percent, from prior year driven by strong net flows

•	Completed sale of H.D. Vest Financial Services business on October 3, 2011

Wealth Management

•	Average deposit balances up 3 percent from prior year

•	Investment and Fiduciary Services asset-based revenue up 9 percent from prior year

Retirement

•	Institutional Retirement plan assets of $228 billion, up $7 billion, or 3 percent, from prior year

•	IRA assets of $261 billion, down $5 billion, or 2 percent, from prior year

Conference Call

The Company will host a live conference call on Monday, October 17, at 6:30 a.m. PDT (9:30 a.m. EDT). To access the call, please dial 866-872-5161 (U.S. and Canada) or 706-643-1962 (international). No password is required. The call is also available online at wellsfargo.com/invest_relations/earnings and http://us.meeting-stream.com/wellsfargocompany_101711.

A replay of the conference call will be available beginning at approximately noon PDT (3 p.m. EDT) on October 17 through Monday, October 24. Please dial 800-642-1687 (U.S. and Canada) or 706-645-9291 (international) and enter Conference ID #95565644. The replay will also be available online at wellsfargo.com/invest_relations/earnings.

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “target,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions. Forward-looking statements in this news release include, among others, statements about: (i) future credit quality and expected or estimated future loan losses in our loan portfolios, and the adequacy of the allowance for loan losses, including our current expectation of future reductions in the allowance for loan losses; (ii) our targeted noninterest expense for fourth quarter 2012 as part of our expense management initiatives; (iii) our estimates regarding our Tier 1 common equity ratio under proposed Basel III capital regulations; and (iv) the timing of expected integration activities related to the Wachovia merger.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices, high unemployment rates, U.S. fiscal debt and budget matters and the sovereign debt crisis in Europe; our capital requirements (including under regulatory capital standards as determined and interpreted by applicable regulatory authorities such as the proposed Basel III capital regulations) and our ability to generate capital internally or raise capital on favorable terms; financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses (including the Dodd-Frank Wall Street Reform and Consumer Protection Act); the extent of success in our loan modification efforts, including the effects of regulatory requirements, or changes in regulatory requirements, relating to loan modifications; the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties; negative effects relating to mortgage foreclosures, including changes in our procedures or practices and/or industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures; our ability to realize our noninterest expense target as part of our expense management initiatives when and in the amount targeted, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters; our ability to successfully and timely integrate the Wachovia merger and realize the expected cost savings and other benefits, including delays or disruptions in system conversions; recognition of other-than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale; hedging gains or losses; disruptions in the capital markets and reduced investor demand for mortgage loans; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; the effect of fluctuations in stock market prices on fee income from our brokerage, asset and wealth management businesses; our election to provide support to our mutual funds for structured credit products they may hold; changes in the value of our venture capital investments; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; changes in our credit ratings and changes in the credit ratings of our customers or counterparties; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if housing prices and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30,2011, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With more than 270,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

# # #

Wells Fargo & Company and Subsidiaries

QUARTERLY FINANCIAL DATA

TABLE OF CONTENTS

Pages

Summary Information
Summary Financial Data	16-17

Income
Consolidated Statement of Income	18-19
Average Balances, Yields and Rates Paid	20-21
Noninterest Income and Noninterest Expense	22-23

Balance Sheet
Consolidated Balance Sheet	24-25
Average Balances	26

Loans
Loans	27
Nonaccrual Loans and Foreclosed Assets	27
Loans 90 Days or More Past Due and Still Accruing	28
Purchased Credit-Impaired Loans	29-31
Pick-A-Pay Portfolio	32
Non-Strategic and Liquidating Loan Portfolios	33
Home Equity Portfolios	33
Allowance for Credit Losses	34-35

Equity
Condensed Consolidated Statement of Changes in Total Equity	36
Tier 1 Common Equity	37

Operating Segments
Operating Segment Results	38-39

Other
Mortgage Servicing and other related data	40-42

Wells Fargo & Company and Subsidiaries

SUMMARY FINANCIAL DATA

	Quarter ended Sept. 30,		%	Nine months ended Sept. 30,		%

($ in millions, except per share amounts)	2011	2010	Change	2011	2010	Change

For the Period
Wells Fargo net income	$4,055	3,339	21%	$11,762	8,948	31%
Wells Fargo net income applicable to common stock	3,839	3,150	22	11,137	8,400	33
Diluted earnings per common share	0.72	0.60	20	2.09	1.60	31
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.26%	1.09	15	1.25	0.98	28
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	11.86	10.90	9	11.92	10.11	18
Efficiency ratio (1)	59.5	58.7	1	61.1	58.3	5
Total revenue	$19,628	20,874	(6)	$60,343	63,716	(5)
Pre-tax pre-provision profit (PTPP) (2)	7,951	8,621	(8)	23,458	26,600	(12)
Dividends declared per common share	0.12	0.05	140	0.36	0.15	140
Average common shares outstanding	5,275.5	5,240.1	1	5,280.2	5,216.9	1
Diluted average common shares outstanding	5,319.2	5,273.2	1	5,325.6	5,252.9	1
Average loans	$754,544	759,483	(1)	$753,293	776,305	(3)
Average assets	1,281,369	1,220,368	5	1,257,977	1,223,535	3
Average core deposits (3)	836,845	771,957	8	813,865	764,345	6
Average retail core deposits (4)	599,227	571,062	5	592,156	572,567	3
Net interest margin	3.84%	4.25	(10)	3.96	4.30	(8)

At Period End
Securities available for sale	$207,176	176,875	17	$207,176	176,875	17
Loans	760,106	753,664	1	760,106	753,664	1
Allowance for loan losses	20,039	23,939	(16)	20,039	23,939	(16)
Goodwill	25,038	24,831	1	25,038	24,831	1
Assets	1,304,945	1,220,784	7	1,304,945	1,220,784	7
Core deposits (3)	849,632	771,792	10	849,632	771,792	10
Wells Fargo stockholders’ equity	137,768	123,658	11	137,768	123,658	11
Total equity	139,244	125,165	11	139,244	125,165	11
Capital ratios:
Total equity to assets	10.67%	10.25	4	10.67	10.25	4
Risk-based capital (5):
Tier 1 capital	11.28	10.90	3	11.28	10.90	3
Total capital	14.88	14.88	-	14.88	14.88	-
Tier 1 leverage (5)	8.97	9.01	-	8.97	9.01	-
Tier 1 common equity (6)	9.35	8.01	17	9.35	8.01	17
Common shares outstanding	5,272.2	5,244.4	1	5,272.2	5,244.4	1
Book value per common share	$24.13	22.04	9	$24.13	22.04	9
Common stock price:
High	29.63	28.77	3	34.25	34.25	-
Low	22.58	23.02	(2)	22.58	23.02	(2)
Period end	24.12	25.12	(4)	24.12	25.12	(4)
Team members (active, full-time equivalent)	263,800	266,900	(1)	263,800	266,900	(1)

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The September 30, 2011, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity Under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER SUMMARY FINANCIAL DATA

	Quarter ended

($ in millions, except per share amounts)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

For the Quarter
Wells Fargo net income	$4,055	3,948	3,759	3,414	3,339
Wells Fargo net income applicable to common stock	3,839	3,728	3,570	3,232	3,150
Diluted earnings per common share	0.72	0.70	0.67	0.61	0.60
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.26%	1.27	1.23	1.09	1.09
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	11.86	11.92	11.98	10.95	10.90
Efficiency ratio (1)	59.5	61.2	62.6	62.1	58.7
Total revenue	$19,628	20,386	20,329	21,494	20,874
Pre-tax pre-provision profit (PTPP) (2)	7,951	7,911	7,596	8,154	8,621
Dividends declared per common share	0.12	0.12	0.12	0.05	0.05
Average common shares outstanding	5,275.5	5,286.5	5,278.8	5,256.2	5,240.1
Diluted average common shares outstanding	5,319.2	5,331.7	5,333.1	5,293.8	5,273.2
Average loans	$754,544	751,253	754,077	753,675	759,483
Average assets	1,281,369	1,250,945	1,241,176	1,237,037	1,220,368
Average core deposits (3)	836,845	807,483	796,826	794,799	771,957
Average retail core deposits (4)	599,227	592,974	584,100	573,843	571,062
Net interest margin	3.84%	4.01	4.05	4.16	4.25

At Quarter End
Securities available for sale	$207,176	186,298	167,906	172,654	176,875
Loans	760,106	751,921	751,155	757,267	753,664
Allowance for loan losses	20,039	20,893	21,983	23,022	23,939
Goodwill	25,038	24,776	24,777	24,770	24,831
Assets	1,304,945	1,259,734	1,244,666	1,258,128	1,220,784
Core deposits (3)	849,632	808,970	795,038	798,192	771,792
Wells Fargo stockholders’ equity	137,768	136,401	133,471	126,408	123,658
Total equity	139,244	137,916	134,943	127,889	125,165
Capital ratios:
Total equity to assets	10.67%	10.95	10.84	10.16	10.25
Risk-based capital (5):
Tier 1 capital	11.28	11.69	11.50	11.16	10.90
Total capital	14.88	15.41	15.30	15.01	14.88
Tier 1 leverage (5)	8.97	9.43	9.27	9.19	9.01
Tier 1 common equity (6)	9.35	9.15	8.93	8.30	8.01
Common shares outstanding	5,272.2	5,278.2	5,300.9	5,262.3	5,244.4
Book value per common share	$24.13	23.84	23.18	22.49	22.04
Common stock price:
High	29.63	32.63	34.25	31.61	28.77
Low	22.58	25.26	29.82	23.37	23.02
Period end	24.12	28.06	31.71	30.99	25.12
Team members (active, full-time equivalent)	263,800	266,600	270,200	272,200	266,900

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The September 30, 2011, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity Under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

	Quarter ended Sept. 30,		%	Nine months ended Sept. 30,		%

(in millions, except per share amounts)	2011	2010	Change	2011	2010	Change

Interest income
Trading assets	$343	270	27%	$1,040	803	30%
Securities available for sale	2,053	2,492	(18)	6,383	7,292	(12)
Mortgages held for sale	389	449	(13)	1,188	1,241	(4)
Loans held for sale	13	22	(41)	42	86	(51)
Loans	9,224	9,779	(6)	27,972	30,094	(7)
Other interest income	156	118	32	409	311	32

Total interest income	12,178	13,130	(7)	37,034	39,827	(7)

Interest expense
Deposits	559	721	(22)	1,768	2,170	(19)
Short-term borrowings	20	27	(26)	66	66	-
Long-term debt	980	1,226	(20)	3,093	3,735	(17)
Other interest expense	77	58	33	236	162	46

Total interest expense	1,636	2,032	(19)	5,163	6,133	(16)

Net interest income	10,542	11,098	(5)	31,871	33,694	(5)
Provision for credit losses	1,811	3,445	(47)	5,859	12,764	(54)

Net interest income after provision for credit losses	8,731	7,653	14	26,012	20,930	24

Noninterest income
Service charges on deposit accounts	1,103	1,132	(3)	3,189	3,881	(18)
Trust and investment fees	2,786	2,564	9	8,646	7,976	8
Card fees	1,013	935	8	2,973	2,711	10
Other fees	1,085	1,004	8	3,097	2,927	6
Mortgage banking	1,833	2,499	(27)	5,468	6,980	(22)
Insurance	423	397	7	1,494	1,562	(4)
Net gains (losses) from trading activities	(442)	470	NM	584	1,116	(48)
Net gains (losses) on debt securities available for sale	300	(114)	NM	6	(56)	NM
Net gains from equity investments	344	131	163	1,421	462	208
Operating leases	284	222	28	464	736	(37)
Other	357	536	(33)	1,130	1,727	(35)

Total noninterest income	9,086	9,776	(7)	28,472	30,022	(5)

Noninterest expense
Salaries	3,718	3,478	7	10,756	10,356	4
Commission and incentive compensation	2,088	2,280	(8)	6,606	6,497	2
Employee benefits	780	1,074	(27)	3,336	3,459	(4)
Equipment	516	557	(7)	1,676	1,823	(8)
Net occupancy	751	742	1	2,252	2,280	(1)
Core deposit and other intangibles	466	548	(15)	1,413	1,650	(14)
FDIC and other deposit assessments	332	300	11	952	896	6
Other	3,026	3,274	(8)	9,894	10,155	(3)

Total noninterest expense	11,677	12,253	(5)	36,885	37,116	(1)

Income before income tax expense	6,140	5,176	19	17,599	13,836	27
Income tax expense	1,998	1,751	14	5,571	4,666	19

Net income before noncontrolling interests	4,142	3,425	21	12,028	9,170	31
Less: Net income from noncontrolling interests	87	86	1	266	222	20

Wells Fargo net income	$4,055	3,339	21	$11,762	8,948	31

Less: Preferred stock dividends and other	216	189	14	625	548	14

Wells Fargo net income applicable to common stock	$3,839	3,150	22	$11,137	8,400	33

Per share information
Earnings per common share	$0.73	0.60	22	$2.11	1.61	31
Diluted earnings per common share	0.72	0.60	20	2.09	1.60	31
Dividends declared per common share	0.12	0.05	140	0.36	0.15	140
Average common shares outstanding	5,275.5	5,240.1	1	5,280.2	5,216.9	1
Diluted average common shares outstanding	5,319.2	5,273.2	1	5,325.6	5,252.9	1

NM - Not meaningful

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(in millions, except per share amounts)	2011	2011	2011	2010	2010

Interest income
Trading assets	$343	347	350	295	270
Securities available for sale	2,053	2,166	2,164	2,374	2,492
Mortgages held for sale	389	362	437	495	449
Loans held for sale	13	17	12	15	22
Loans	9,224	9,361	9,387	9,666	9,779
Other interest income	156	131	122	124	118

Total interest income	12,178	12,384	12,472	12,969	13,130

Interest expense
Deposits	559	594	615	662	721
Short-term borrowings	20	20	26	26	27
Long-term debt	980	1,009	1,104	1,153	1,226
Other interest expense	77	83	76	65	58

Total interest expense	1,636	1,706	1,821	1,906	2,032

Net interest income	10,542	10,678	10,651	11,063	11,098
Provision for credit losses	1,811	1,838	2,210	2,989	3,445

Net interest income after provision for credit losses	8,731	8,840	8,441	8,074	7,653

Noninterest income
Service charges on deposit accounts	1,103	1,074	1,012	1,035	1,132
Trust and investment fees	2,786	2,944	2,916	2,958	2,564
Card fees	1,013	1,003	957	941	935
Other fees	1,085	1,023	989	1,063	1,004
Mortgage banking	1,833	1,619	2,016	2,757	2,499
Insurance	423	568	503	564	397
Net gains (losses) from trading activities	(442)	414	612	532	470
Net gains (losses) on debt securities available for sale	300	(128)	(166)	(268)	(114)
Net gains from equity investments	344	724	353	317	131
Operating leases	284	103	77	79	222
Other	357	364	409	453	536

Total noninterest income	9,086	9,708	9,678	10,431	9,776

Noninterest expense
Salaries	3,718	3,584	3,454	3,513	3,478
Commission and incentive compensation	2,088	2,171	2,347	2,195	2,280
Employee benefits	780	1,164	1,392	1,192	1,074
Equipment	516	528	632	813	557
Net occupancy	751	749	752	750	742
Core deposit and other intangibles	466	464	483	549	548
FDIC and other deposit assessments	332	315	305	301	300
Other	3,026	3,500	3,368	4,027	3,274

Total noninterest expense	11,677	12,475	12,733	13,340	12,253

Income before income tax expense	6,140	6,073	5,386	5,165	5,176
Income tax expense	1,998	2,001	1,572	1,672	1,751

Net income before noncontrolling interests	4,142	4,072	3,814	3,493	3,425
Less: Net income from noncontrolling interests	87	124	55	79	86

Wells Fargo net income	$4,055	3,948	3,759	3,414	3,339

Less: Preferred stock dividends and other	216	220	189	182	189

Wells Fargo net income applicable to common stock	$3,839	3,728	3,570	3,232	3,150

Per share information
Earnings per common share	$0.73	0.70	0.68	0.62	0.60
Diluted earnings per common share	0.72	0.70	0.67	0.61	0.60
Dividends declared per common share	0.12	0.12	0.12	0.05	0.05
Average common shares outstanding	5,275.5	5,286.5	5,278.8	5,256.2	5,240.1
Diluted average common shares outstanding	5,319.2	5,331.7	5,333.1	5,293.8	5,273.2

Wells Fargo & Company and Subsidiaries

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended September 30,
	2011			2010
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$98,909	0.42%	$105	70,839	0.38%	$67
Trading assets	37,939	3.67	348	29,080	3.77	275
Securities available for sale (3):
Securities of U.S. Treasury and federal agencies	9,635	1.02	24	1,673	2.79	11
Securities of U.S. states and political subdivisions	25,827	4.93	315	17,220	5.89	249
Mortgage-backed securities:
Federal agencies	77,309	4.41	804	70,486	5.35	885
Residential and commercial	34,242	7.46	609	33,425	12.53	987

Total mortgage-backed securities	111,551	5.36	1,413	103,911	7.67	1,872
Other debt and equity securities	40,720	4.69	457	35,533	6.02	503

Total securities available for sale	187,733	4.92	2,209	158,337	7.05	2,635
Mortgages held for sale (4)	34,634	4.49	389	38,073	4.72	449
Loans held for sale (4)	968	5.21	13	3,223	2.71	22
Loans:
Commercial:
Commercial and industrial	159,625	4.22	1,697	146,139	4.57	1,679
Real estate mortgage	102,428	3.93	1,015	99,082	4.15	1,036
Real estate construction	20,537	6.12	317	29,469	3.31	246
Lease financing	12,964	7.21	234	13,156	9.07	298
Foreign	38,175	2.42	233	30,276	3.15	240

Total commercial	333,729	4.16	3,496	318,122	4.37	3,499

Consumer:
Real estate 1-4 family first mortgage	223,765	4.83	2,704	231,172	5.16	2,987
Real estate 1-4 family junior lien mortgage	89,065	4.37	980	100,257	4.41	1,114
Credit card	21,452	12.96	695	22,048	13.57	748
Other revolving credit and installment	86,533	6.25	1,364	87,884	6.50	1,441

Total consumer	420,815	5.44	5,743	441,361	5.68	6,290

Total loans (4)	754,544	4.87	9,239	759,483	5.13	9,789
Other	4,831	4.18	50	5,912	3.53	53

Total earning assets	$1,119,558	4.43%	$12,353	1,064,947	5.01%	$13,290

Funding sources
Deposits:
Interest-bearing checking	$43,986	0.07%	$8	59,677	0.10%	$15
Market rate and other savings	473,409	0.17	198	419,996	0.25	269
Savings certificates	67,633	1.47	251	85,044	1.50	322
Other time deposits	12,809	2.02	65	14,400	2.33	83
Deposits in foreign offices	63,548	0.23	37	52,061	0.24	32

Total interest-bearing deposits	661,385	0.34	559	631,178	0.45	721
Short-term borrowings	50,373	0.18	23	46,468	0.26	31
Long-term debt	139,542	2.81	980	177,077	2.76	1,226
Other liabilities	11,170	2.75	77	6,764	3.39	58

Total interest-bearing liabilities	862,470	0.76	1,639	861,487	0.94	2,036
Portion of noninterest-bearing funding sources	257,088	-	-	203,460	-	-

Total funding sources	$1,119,558	0.59	1,639	1,064,947	0.76	2,036

Net interest margin and net interest income on a taxable-equivalent basis (5)		3.84%	$10,714		4.25%	$11,254
Noninterest-earning assets
Cash and due from banks	$17,101			17,000
Goodwill	25,008			24,829
Other	119,702			113,592

Total noninterest-earning assets	$161,811			155,421

Noninterest-bearing funding sources
Deposits	$221,182			184,837
Other liabilities	57,464			50,013
Total equity	140,253			124,031
Noninterest-bearing funding sources used to fund earning assets	(257,088)			(203,460)

Net noninterest-bearing funding sources	$161,811			155,421

Total assets	$1,281,369			1,220,368

(1)	Our average prime rate was 3.25% for the quarters ended September 30, 2011 and 2010. The average three-month London Interbank Offered Rate (LIBOR) was 0.30% and 0.39% for the same quarters, respectively.
(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts include the effects of any unrealized gain or loss marks but those marks carried in other comprehensive income are not included in yield determination of affected earning assets. Thus yields are based on amortized cost balances computed on a settlement date basis.
(4)	Nonaccrual loans and related income are included in their respective loan categories.
(5)	Includes taxable-equivalent adjustments of $172 million and $156 million for September 30, 2011 and 2010, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate utilized was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Nine months ended September 30,
	2011			2010
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$93,661	0.37%	$257	59,905	0.35%	$156
Trading assets	37,788	3.73	1,056	28,588	3.82	819
Securities available for sale (3):
Securities of U.S. Treasury and federal agencies	4,463	1.43	47	2,013	3.36	49
Securities of U.S. states and political subdivisions	22,692	5.21	887	15,716	6.29	725
Mortgage-backed securities:
Federal agencies	75,073	4.63	2,480	74,330	5.38	2,838
Residential and commercial	33,242	8.64	2,005	33,133	10.58	2,546

Total mortgage-backed securities	108,315	5.84	4,485	107,463	7.01	5,384
Other debt and equity securities	37,910	5.32	1,423	33,727	6.56	1,557

Total securities available for sale	173,380	5.52	6,842	158,919	6.80	7,715
Mortgages held for sale (4)	34,668	4.57	1,188	33,903	4.88	1,241
Loans held for sale (4)	1,100	5.05	42	4,660	2.46	86
Loans:
Commercial:
Commercial and industrial	154,469	4.48	5,181	150,153	4.83	5,431
Real estate mortgage	101,230	4.00	3,033	98,264	3.91	2,875
Real estate construction	22,255	4.96	826	32,770	3.27	801
Lease financing	12,961	7.59	737	13,592	9.28	946
Foreign	36,103	2.62	708	29,302	3.46	758

Total commercial	327,018	4.28	10,485	324,081	4.46	10,811

Consumer:
Real estate 1-4 family first mortgage	226,048	4.93	8,363	237,848	5.22	9,305
Real estate 1-4 family junior lien mortgage	91,881	4.32	2,973	102,839	4.47	3,444
Credit card	21,305	13.04	2,084	22,539	13.32	2,251
Other revolving credit and installment	87,041	6.31	4,107	88,998	6.49	4,320

Total consumer	426,275	5.49	17,527	452,224	5.70	19,320

Total loans (4)	753,293	4.97	28,012	776,305	5.18	30,131
Other	5,017	4.06	153	6,021	3.45	156

Total earning assets	$1,098,907	4.59%	$37,550	1,068,301	5.07%	$40,304

Funding sources
Deposits:
Interest-bearing checking	$51,891	0.09%	$34	60,961	0.13%	$57
Market rate and other savings	457,483	0.19	661	412,060	0.27	822
Savings certificates	71,343	1.43	762	89,824	1.43	962
Other time deposits	13,212	2.10	208	15,066	2.08	235
Deposits in foreign offices	59,662	0.23	103	54,973	0.23	94

Total interest-bearing deposits	653,591	0.36	1,768	632,884	0.46	2,170
Short-term borrowings	52,805	0.19	77	45,549	0.22	75
Long-term debt	145,000	2.85	3,093	193,724	2.57	3,735
Other liabilities	10,547	2.99	236	6,393	3.38	162

Total interest-bearing liabilities	861,943	0.80	5,174	878,550	0.93	6,142
Portion of noninterest-bearing funding sources	236,964	-	-	189,751	-	-

Total funding sources	$1,098,907	0.63	5,174	1,068,301	0.77	6,142

Net interest margin and net interest income on a taxable-equivalent basis (5)		3.96%	$32,376		4.30%	$34,162
Noninterest-earning assets
Cash and due from banks	$17,277			17,484
Goodwill	24,853			24,822
Other	116,940			112,928

Total noninterest-earning assets	$159,070			155,234

Noninterest-bearing funding sources
Deposits	$204,643			177,975
Other liabilities	55,324			46,174
Total equity	136,067			120,836
Noninterest-bearing funding sources used to fund earning assets	(236,964)			(189,751)

Net noninterest-bearing funding sources	$159,070			155,234

Total assets	$1,257,977			1,223,535

(1)	Our average prime rate was 3.25% for the nine months ended September 30, 2011 and 2010. The average three-month London Interbank Offered Rate (LIBOR) was 0.29% and 0.36% for the same periods, respectively.
(2)	Yields/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts include the effects of any unrealized gain or loss marks but those marks carried in other comprehensive income are not included in yield determination of affected earning assets. Thus yields are based on amortized cost balances computed on a settlement date basis.
(4)	Nonaccrual loans and related income are included in their respective loan categories.
(5)	Includes taxable-equivalent adjustments of $505 million and $468 million for September 30, 2011 and 2010, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries

NONINTEREST INCOME

	Quarter ended Sept. 30,		%	Nine months ended Sept. 30,		%

(in millions)	2011	2010	Change	2011	2010	Change

Service charges on deposit accounts	$1,103	1,132	(3)%	$3,189	3,881	(18)%
Trust and investment fees:
Trust, investment and IRA fees	1,019	924	10	3,099	3,008	3
Commissions and all other fees	1,767	1,640	8	5,547	4,968	12

Total trust and investment fees	2,786	2,564	9	8,646	7,976	8

Card fees	1,013	935	8	2,973	2,711	10
Other fees:
Cash network fees	105	73	44	280	186	51
Charges and fees on loans	438	424	3	1,239	1,244	-
Processing and all other fees	542	507	7	1,578	1,497	5

Total other fees	1,085	1,004	8	3,097	2,927	6

Mortgage banking:
Servicing income, net	1,030	516	100	2,773	3,100	(11)
Net gains on mortgage loan origination/sales activities	803	1,983	(60)	2,695	3,880	(31)

Total mortgage banking	1,833	2,499	(27)	5,468	6,980	(22)

Insurance	423	397	7	1,494	1,562	(4)
Net gains (losses) from trading activities	(442)	470	NM	584	1,116	(48)
Net gains (losses) on debt securities available for sale	300	(114)	NM	6	(56)	NM
Net gains from equity investments	344	131	163	1,421	462	208
Operating leases	284	222	28	464	736	(37)
All other	357	536	(33)	1,130	1,727	(35)

Total	$9,086	9,776	(7)	$28,472	30,022	(5)

NM - Not meaningful NONINTEREST EXPENSE

	Quarter ended Sept. 30,		%	Nine months ended Sept. 30,		%

(in millions)	2011	2010	Change	2011	2010	Change

Salaries	$3,718	3,478	7%	$10,756	10,356	4%
Commission and incentive compensation	2,088	2,280	(8)	6,606	6,497	2
Employee benefits	780	1,074	(27)	3,336	3,459	(4)
Equipment	516	557	(7)	1,676	1,823	(8)
Net occupancy	751	742	1	2,252	2,280	(1)
Core deposit and other intangibles	466	548	(15)	1,413	1,650	(14)
FDIC and other deposit assessments	332	300	11	952	896	6
Outside professional services	640	533	20	1,879	1,589	18
Contract services	341	430	(21)	1,051	1,161	(9)
Foreclosed assets	271	366	(26)	984	1,085	(9)
Operating losses	198	230	(14)	1,098	1,065	3
Outside data processing	226	263	(14)	678	811	(16)
Postage, stationery and supplies	240	233	3	711	705	1
Travel and entertainment	198	195	2	609	562	8
Advertising and promotion	159	170	(6)	441	438	1
Telecommunications	128	146	(12)	394	445	(11)
Insurance	94	62	52	428	374	14
Operating leases	29	21	38	84	85	(1)
All other	502	625	(20)	1,537	1,835	(16)

Total	$11,677	12,253	(5)	$36,885	37,116	(1)

Wells Fargo & Company and Subsidiaries

FIVE QUARTER NONINTEREST INCOME

	Quarter ended

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Service charges on deposit accounts	$1,103	1,074	1,012	1,035	1,132
Trust and investment fees:
Trust, investment and IRA fees	1,019	1,020	1,060	1,030	924
Commissions and all other fees	1,767	1,924	1,856	1,928	1,640

Total trust and investment fees	2,786	2,944	2,916	2,958	2,564

Card fees	1,013	1,003	957	941	935
Other fees:
Cash network fees	105	94	81	74	73
Charges and fees on loans	438	404	397	446	424
Processing and all other fees	542	525	511	543	507

Total other fees	1,085	1,023	989	1,063	1,004

Mortgage banking:
Servicing income, net	1,030	877	866	240	516
Net gains on mortgage loan origination/sales activities	803	742	1,150	2,517	1,983

Total mortgage banking	1,833	1,619	2,016	2,757	2,499

Insurance	423	568	503	564	397
Net gains (losses) from trading activities	(442)	414	612	532	470
Net gains (losses) on debt securities available for sale	300	(128)	(166)	(268)	(114)
Net gains from equity investments	344	724	353	317	131
Operating leases	284	103	77	79	222
All other	357	364	409	453	536

Total	$9,086	9,708	9,678	10,431	9,776

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Salaries	$3,718	3,584	3,454	3,513	3,478
Commission and incentive compensation	2,088	2,171	2,347	2,195	2,280
Employee benefits	780	1,164	1,392	1,192	1,074
Equipment	516	528	632	813	557
Net occupancy	751	749	752	750	742
Core deposit and other intangibles	466	464	483	549	548
FDIC and other deposit assessments	332	315	305	301	300
Outside professional services	640	659	580	781	533
Contract services	341	341	369	481	430
Foreclosed assets	271	305	408	452	366
Operating losses	198	428	472	193	230
Outside data processing	226	232	220	235	263
Postage, stationery and supplies	240	236	235	239	233
Travel and entertainment	198	205	206	221	195
Advertising and promotion	159	166	116	192	170
Telecommunications	128	132	134	151	146
Insurance	94	201	133	90	62
Operating leases	29	31	24	24	21
All other	502	564	471	968	625

Total	$11,677	12,475	12,733	13,340	12,253

Wells Fargo & Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(in millions, except shares)	Sept. 30, 2011	Dec. 31, 2010	% Change

Assets
Cash and due from banks	$18,314	16,044	14%
Federal funds sold, securities purchased under resale agreements and other short-term investments	89,804	80,637	11
Trading assets	57,786	51,414	12
Securities available for sale	207,176	172,654	20
Mortgages held for sale (includes $38,845 and $47,531 carried at fair value)	42,704	51,763	(18)
Loans held for sale (includes $495 and $873 carried at fair value)	743	1,290	(42)

Loans (includes $0 and $309 carried at fair value)	760,106	757,267	-
Allowance for loan losses	(20,039)	(23,022)	(13)

Net loans	740,067	734,245	1

Mortgage servicing rights:
Measured at fair value	12,372	14,467	(14)
Amortized	1,397	1,419	(2)
Premises and equipment, net	9,607	9,644	-
Goodwill	25,038	24,770	1
Other assets	99,937	99,781	-

Total assets	$1,304,945	1,258,128	4

Liabilities
Noninterest-bearing deposits	$229,863	191,256	20
Interest-bearing deposits	665,565	656,686	1

Total deposits	895,428	847,942	6
Short-term borrowings	50,775	55,401	(8)
Accrued expenses and other liabilities	86,284	69,913	23
Long-term debt (includes $0 and $306 carried at fair value)	133,214	156,983	(15)

Total liabilities	1,165,701	1,130,239	3

Equity
Wells Fargo stockholders’ equity:
Preferred stock	11,566	8,689	33
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,341,553,681 and 5,272,414,622 shares	8,902	8,787	1
Additional paid-in capital	55,495	53,426	4
Retained earnings	61,135	51,918	18
Cumulative other comprehensive income	3,828	4,738	(19)
Treasury stock – 69,333,156 shares and 10,131,394 shares	(2,087)	(487)	329
Unearned ESOP shares	(1,071)	(663)	62

Total Wells Fargo stockholders’ equity	137,768	126,408	9
Noncontrolling interests	1,476	1,481	-

Total equity	139,244	127,889	9

Total liabilities and equity	$1,304,945	1,258,128	4

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED BALANCE SHEET

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2010	Dec. 31, 2010	Sept. 30, 2010

Assets
Cash and due from banks	$18,314	24,059	16,978	16,044	16,001
Federal funds sold, securities purchased under resale agreements and other short-term investments	89,804	88,406	93,041	80,637	56,549
Trading assets	57,786	54,770	57,890	51,414	49,271
Securities available for sale	207,176	186,298	167,906	172,654	176,875
Mortgages held for sale	42,704	31,254	33,121	51,763	46,001
Loans held for sale	743	1,512	1,428	1,290	1,188

Loans	760,106	751,921	751,155	757,267	753,664
Allowance for loan losses	(20,039)	(20,893)	(21,983)	(23,022)	(23,939)

Net loans	740,067	731,028	729,172	734,245	729,725

Mortgage servicing rights:
Measured at fair value	12,372	14,778	15,648	14,467	12,486
Amortized	1,397	1,422	1,423	1,419	1,013
Premises and equipment, net	9,607	9,613	9,545	9,644	9,636
Goodwill	25,038	24,776	24,777	24,770	24,831
Other assets	99,937	91,818	93,737	99,781	97,208

Total assets	$1,304,945	1,259,734	1,244,666	1,258,128	1,220,784

Liabilities
Noninterest-bearing deposits	$229,863	202,143	190,959	191,256	184,451
Interest-bearing deposits	665,565	651,492	646,703	656,686	630,061

Total deposits	895,428	853,635	837,662	847,942	814,512
Short-term borrowings	50,775	53,881	54,737	55,401	50,715
Accrued expenses and other liabilities	86,284	71,430	68,721	69,913	67,249
Long-term debt	133,214	142,872	148,603	156,983	163,143

Total liabilities	1,165,701	1,121,818	1,109,723	1,130,239	1,095,619

Equity
Wells Fargo stockholders’ equity:
Preferred stock	11,566	11,730	11,897	8,689	8,840
Common stock	8,902	8,876	8,854	8,787	8,756
Additional paid-in capital	55,495	55,226	54,815	53,426	52,899
Retained earnings	61,135	57,942	54,855	51,918	48,953
Cumulative other comprehensive income	3,828	5,422	5,021	4,738	5,502
Treasury stock	(2,087)	(1,546)	(541)	(487)	(466)
Unearned ESOP shares	(1,071)	(1,249)	(1,430)	(663)	(826)

Total Wells Fargo stockholders’ equity	137,768	136,401	133,471	126,408	123,658
Noncontrolling interests	1,476	1,515	1,472	1,481	1,507

Total equity	139,244	137,916	134,943	127,889	125,165

Total liabilities and equity	$1,304,945	1,259,734	1,244,666	1,258,128	1,220,784

Wells Fargo & Company and Subsidiaries

FIVE QUARTER AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)

	Quarter ended
	Sept. 30, 2011		June 30, 2011			Mar. 31, 2011		Dec. 31, 2010		Sept. 30, 2010
($ in billions)	Average balance	Yields/ rates	Average balance	Yields/ rates		Average balance	Yields/ rates	Average balance	Yields/ rates	Average balance	Yields/ rates
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$98.9	0.42%	$98.5	0.32	%	$83.4	0.35%	$72.0	0.40%	$70.8	0.38	%
Trading assets	37.9	3.67	38.0	3.71		37.4	3.81	33.9	3.56	29.0	3.77
Securities available for sale:
Securities of U.S. Treasury and federal agencies	9.6	1.02	2.1	2.33		1.6	2.87	1.7	2.80	1.7	2.79
Securities of U.S. states and political subdivisions	25.8	4.93	22.6	5.35		19.6	5.45	18.4	5.58	17.2	5.89
Mortgage-backed securities:
Federal agencies	77.3	4.41	74.4	4.76		73.5	4.72	80.4	4.48	70.5	5.35
Residential and commercial	34.3	7.46	32.5	8.86		32.9	9.68	33.4	10.95	33.4	12.53
Total mortgage-backed securities	111.6	5.36	106.9	5.98		106.4	6.21	113.8	6.35	103.9	7.67
Other debt and equity securities	40.7	4.69	37.0	5.81		35.9	5.55	37.8	6.15	35.5	6.02
Total securities available for sale	187.7	4.92	168.6	5.81		163.5	5.94	171.7	6.18	158.3	7.05
Mortgages held for sale	34.6	4.49	30.7	4.73		38.7	4.51	45.1	4.39	38.1	4.72
Loans held for sale	1.0	5.21	1.4	5.05		1.0	4.88	1.1	5.15	3.2	2.71
Loans:
Commercial:
Commercial and industrial	159.6	4.22	153.6	4.60		150.0	4.65	147.9	4.71	146.1	4.57
Real estate mortgage	102.4	3.93	101.5	4.16		99.9	3.92	99.2	3.85	99.0	4.15
Real estate construction	20.5	6.12	22.0	4.64		24.3	4.26	26.9	3.68	29.5	3.31
Lease financing	13.0	7.21	12.9	7.72		13.0	7.83	13.0	9.00	13.2	9.07
Foreign	38.2	2.42	36.4	2.65		33.6	2.83	31.0	3.57	30.3	3.15
Total commercial	333.7	4.16	326.4	4.37		320.8	4.33	318.0	4.42	318.1	4.37
Consumer:
Real estate 1-4 family first mortgage	223.8	4.83	224.9	4.97		229.6	5.01	228.8	5.06	231.2	5.16
Real estate 1-4 family junior lien mortgage	89.1	4.37	91.9	4.25		94.7	4.35	97.7	4.37	100.3	4.41
Credit card	21.5	12.96	21.0	12.97		21.5	13.18	21.9	13.44	22.0	13.57
Other revolving credit and installment	86.5	6.25	87.1	6.32		87.5	6.36	87.3	6.48	87.9	6.50
Total consumer	420.9	5.44	424.9	5.48		433.3	5.54	435.7	5.61	441.4	5.68
Total loans	754.6	4.87	751.3	5.00		754.1	5.03	753.7	5.11	759.5	5.13
Other	4.8	4.18	5.0	4.10		5.2	3.90	5.3	3.93	6.0	3.53
Total earning assets	$1,119.5	4.43%	$1,093.5	4.64	%	$1,083.3	4.73%	$1,082.8	4.87%	$1,064.9	5.01	%
Funding sources
Deposits:
Interest-bearing checking	$44.0	0.07%	$53.3	0.09	%	$58.5	0.10%	$60.9	0.09%	$59.7	0.10	%
Market rate and other savings	473.4	0.17	455.1	0.20		443.6	0.22	431.2	0.25	420.0	0.25
Savings certificates	67.6	1.47	72.1	1.42		74.4	1.39	79.1	1.43	85.0	1.50
Other time deposits	12.8	2.02	13.0	2.03		13.8	2.24	13.4	2.00	14.4	2.33
Deposits in foreign offices	63.5	0.23	57.9	0.23		57.5	0.23	55.5	0.21	52.1	0.24
Total interest-bearing deposits	661.3	0.34	651.4	0.37		647.8	0.38	640.1	0.41	631.2	0.45
Short-term borrowings	50.4	0.18	53.3	0.18		54.8	0.22	50.6	0.24	46.5	0.26
Long-term debt	139.5	2.81	145.5	2.78		150.1	2.95	160.8	2.86	177.1	2.76
Other liabilities	11.2	2.75	11.0	3.03		9.5	3.24	8.3	3.13	6.7	3.39
Total interest-bearing liabilities	862.4	0.76	861.2	0.80		862.2	0.85	859.8	0.89	861.5	0.94
Portion of noninterest-bearing funding sources	257.1	-	232.3	-		221.1	-	223.0	-	203.4	-
Total funding sources	$1,119.5	0.59	$1,093.5	0.63		$1,083.3	0.68	$1,082.8	0.71	$1,064.9	0.76
Net interest margin on a taxable-equivalent basis		3.84%		4.01	%		4.05%		4.16%		4.25	%
Noninterest-earning assets
Cash and due from banks	$17.1		17.4			17.4		18.0		17.0
Goodwill	25.0		24.8			24.8		24.8		24.8
Other	119.7		115.2			115.7		111.4		113.7
Total noninterest-earnings assets	$161.8		157.4			157.9		154.2		155.5
Noninterest-bearing funding sources
Deposits	$221.2		199.3			193.1		197.9		184.8
Other liabilities	57.5		53.2			55.3		52.9		50.1
Total equity	140.2		137.2			130.6		126.4		124.0
Noninterest-bearing funding sources used to fund earning assets	(257.1)		(232.3)			(221.1)		(223.0)		(203.4)
Net noninterest-bearing funding sources	$161.8		157.4			157.9		154.2		155.5
Total assets	$1,281.3		1,250.9			1,241.2		1,237.0		1,220.4

(1)	Our average prime rate was 3.25% for quarters ended September 30, June 30 and March 31, 2011, and December 31 and September 30, 2010. The average three-month London Interbank Offered Rate (LIBOR) was 0.30%, 0.26%, 0.31%, 0.29% and 0.39% for the same quarters, respectively.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER LOANS

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Commercial:
Commercial and industrial	$164,510	157,095	150,857	151,284	147,321
Real estate mortgage	104,363	101,458	101,084	99,435	98,755
Real estate construction	19,719	21,374	22,868	25,333	27,911
Lease financing	12,852	12,907	12,937	13,094	12,993
Foreign (1)	38,390	37,855	35,476	32,912	29,691

Total commercial	339,834	330,689	323,222	322,058	316,671

Consumer:
Real estate 1-4 family first mortgage	223,758	222,874	226,509	230,235	228,081
Real estate 1-4 family junior lien mortgage	88,264	89,947	93,041	96,149	99,060
Credit card	21,650	21,191	20,996	22,260	21,890
Other revolving credit and installment	86,600	87,220	87,387	86,565	87,962

Total consumer	420,272	421,232	427,933	435,209	436,993

Total loans (net of unearned income) (2)	$760,106	751,921	751,155	757,267	753,664

(1)	Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign if the borrower’s primary address is outside of the United States.
(2)	Includes $37.2 billion, $38.7 billion, $40.0 billion, $41.4 billion and $43.8 billion of purchased credit-impaired (PCI) loans at September 30, June 30 and March 31, 2011, and December 31 and September 30, 2010, respectively. See table on page 29 for detail of PCI loans.

FIVE QUARTER NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Nonaccrual loans:
Commercial:
Commercial and industrial	$2,128	2,393	2,653	3,213	4,103
Real estate mortgage	4,429	4,691	5,239	5,227	5,079
Real estate construction	1,915	2,043	2,239	2,676	3,198
Lease financing	71	79	95	108	138
Foreign	68	59	86	127	126

Total commercial	8,611	9,265	10,312	11,351	12,644

Consumer:
Real estate 1-4 family first mortgage	11,024	11,427	12,143	12,289	12,969
Real estate 1-4 family junior lien mortgage	2,035	2,098	2,235	2,302	2,380
Other revolving credit and installment	230	255	275	300	312

Total consumer	13,289	13,780	14,653	14,891	15,661

Total nonaccrual loans (1)(2)(3)	21,900	23,045	24,965	26,242	28,305

As a percentage of total loans	2.88%	3.06	3.32	3.47	3.76
Foreclosed assets:
GNMA (4)	$1,336	1,320	1,457	1,479	1,492
Non-GNMA	3,608	3,541	4,055	4,530	4,635

Total foreclosed assets	4,944	4,861	5,512	6,009	6,127

Total nonperforming assets	$26,844	27,906	30,477	32,251	34,432

As a percentage of total loans	3.53%	3.71	4.06	4.26	4.57

(1)	Also includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.
(2)	Excludes loans acquired from Wachovia that are accounted for as PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.
(3)	Real estate 1-4 family mortgage loans insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA) and student loans primarily guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status since they are insured or guaranteed.
(4)	Consistent with regulatory reporting requirements, foreclosed real estate securing Government National Mortgage Association (GNMA) loans is classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the FHA or guaranteed by the VA.

Wells Fargo & Company and Subsidiaries

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Total (excluding PCI)(1):	$19,639	17,318	17,901	18,488	18,815
Less: FHA insured/guaranteed by the VA (2)	16,498	14,474	14,353	14,733	14,529
Less: Student loans guaranteed under the FFELP (3)	1,212	1,014	1,120	1,106	1,113

Total, not government insured/guaranteed	$1,929	1,830	2,428	2,649	3,173

By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$108	110	338	308	222
Real estate mortgage	207	137	177	104	463
Real estate construction	57	86	156	193	332
Foreign	11	12	16	22	27

Total commercial	383	345	687	627	1,044

Consumer:
Real estate 1-4 family first mortgage (4)	819	728	858	941	1,016
Real estate 1-4 family junior lien mortgage (4)	255	286	325	366	361
Credit card	328	334	413	516	560
Other revolving credit and installment	144	137	145	199	192

Total consumer	1,546	1,485	1,741	2,022	2,129

Total, not government insured/guaranteed	$1,929	1,830	2,428	2,649	3,173

(1)	The carrying value of purchased credit-impaired (PCI) loans contractually 90 days or more past due was $8.9 billion, $9.8 billion, $10.8 billion, $11.6 billion and $13.0 billion at September 30, June 30 and March 31, 2011, and December 31 and September 30, 2010, respectively. These amounts are excluded from the above table as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
(2)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.
(3)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP).
(4)	Includes mortgages held for sale 90 days or more past due and still accruing.

Wells Fargo & Company and Subsidiaries

PURCHASED CREDIT-IMPAIRED (PCI) LOANS

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. PCI loans represent loans acquired from Wachovia that were deemed to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent LTV percentages. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date.

Under the accounting guidance for PCI loans, the excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for PCI loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to the initial estimate of fair value. If we have probable decreases in the expected cash flows (other than due to a decrease in rate indices), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in the expected cash flows subsequent to establishing an additional allowance, we first reverse any previously established allowance and then increase interest income over the remaining life of the loan, or pool of loans.

As a result of PCI loan accounting, certain credit-related ratios cannot be used to compare a portfolio that includes PCI loans against one that does not, or to compare ratios across quarters or years. The ratios particularly affected include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

	Sept. 30,	December 31,

(in millions)	2011	2010	2009	2008

Commercial:
Commercial and industrial	$483	718	1,911	4,580
Real estate mortgage	2,808	2,855	4,137	5,803
Real estate construction	1,842	2,949	5,207	6,462
Foreign	1,418	1,413	1,733	1,859

Total commercial	6,551	7,935	12,988	18,704

Consumer:
Real estate 1-4 family first mortgage	30,446	33,245	38,386	39,214
Real estate 1-4 family junior lien mortgage	216	250	331	728
Other revolving credit and installment	-	-	-	151

Total consumer	30,662	33,495	38,717	40,093

Total PCI loans (carrying value)	$37,213	41,430	51,705	58,797

Wells Fargo & Company and Subsidiaries

CHANGES IN NONACCRETABLE DIFFERENCE FOR PCI LOANS

The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. A nonaccretable difference was established in purchase accounting for PCI loans to absorb losses expected at that time on those loans. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. Substantially all our commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Resolutions of loans may include sales to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference. This removal method assumes that the amount received from resolution approximates pool performance expectations. The accretable yield percentage is unaffected by the resolution and any changes in the effective yield for the remaining loans in the pool are addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed troubled debt restructurings (TDRs). Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting, if there has been a concession granted in excess of the original nonaccretable difference. The following table provides an analysis of changes in the nonaccretable difference.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance at December 31, 2008	$10,410	26,485	4,069	40,964

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(330)	-	-	(330)
Loans resolved by sales to third parties (2)	(86)	-	(85)	(171)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(138)	(27)	(276)	(441)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(4,853)	(10,218)	(2,086)	(17,157)

Balance at December 31, 2009	5,003	16,240	1,622	22,865

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(817)	-	-	(817)
Loans resolved by sales to third parties (2)	(172)	-	-	(172)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(726)	(2,356)	(317)	(3,399)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(1,698)	(2,959)	(391)	(5,048)

Balance at December 31, 2010	1,590	10,925	914	13,429

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(154)	-	-	(154)
Loans resolved by sales to third parties (2)	(30)	-	-	(30)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(297)	-	(21)	(318)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(151)	(1,282)	(207)	(1,640)

Balance at September 30, 2011	$958	9,643	686	11,287

Balance at June 30, 2011	$1,192	10,136	733	12,061

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(65)	-	-	(65)
Loans resolved by sales to third parties (2)	(5)	-	-	(5)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(108)	-	-	(108)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(56)	(493)	(47)	(596)

Balance at September 30, 2011	$958	9,643	686	11,287

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.
(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.
(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.
(4)	Write-downs to net realizable value of PCI loans are absorbed by the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Wells Fargo & Company and Subsidiaries

CHANGES IN ACCRETABLE YIELD RELATED TO PCI LOANS

The excess of cash flows expected to be collected over the carrying value of PCI loans is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans. The accretable yield is affected by:

•

Changes in interest rate indices for variable rate PCI loans – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•	Changes in prepayment assumptions – Prepayments affect the estimated life of PCI loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•

Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The change in the accretable yield related to PCI loans is presented in the following table.

	Quarter ended Sept. 30,	Nine months ended Sept. 30,	Year ended Dec. 31,

(in millions)	2011	2011	2010	2009

Total, beginning of period	$14,871	16,714	14,559	10,447
Accretion into interest income (1)	(553)	(1,655)	(2,392)	(2,601)
Accretion into noninterest income due to sales (2)	(3)	(189)	(43)	(5)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	108	318	3,399	441
Changes in expected cash flows that do not affect nonaccretable difference (3)	2,473	1,708	1,191	6,277

Total, end of period	$16,896	16,896	16,714	14,559

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.
(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.
(3)	Represents changes in cash flows expected to be collected due to changes in interest rates on variable rate PCI loans, changes in prepayment assumptions and the impact of modifications.

CHANGES IN ALLOWANCE FOR PCI LOAN LOSSES

When it is estimated that the cash flows expected to be collected have decreased subsequent to acquisition for a PCI loan or pool of loans, an allowance is established and a provision for additional loss is recorded as a charge to income. The following table summarizes the changes in allowance for PCI loan losses.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance at December 31, 2008	$-	-	-	-
Provision for losses due to credit deterioration	850	-	3	853
Charge-offs	(520)	-	-	(520)

Balance at December 31, 2009	330	-	3	333
Provision for losses due to credit deterioration	712	-	59	771
Charge-offs	(776)	-	(30)	(806)

Balance at December 31, 2010	266	-	32	298
Provision for losses due to credit deterioration	132	-	44	176
Charge-offs	(156)	-	(16)	(172)

Balance at September 30, 2011	$242	-	60	302

Balance at June 30, 2011	$215	-	58	273
Provision for losses due to credit deterioration	77	-	6	83
Charge-offs	(50)	-	(4)	(54)

Balance at September 30, 2011	$242	-	60	302

Wells Fargo & Company and Subsidiaries

PICK-A-PAY PORTFOLIO (1)

	September 30, 2011

	PCI loans				All other loans

(in millions)	Adjusted unpaid principal balance (2)	Current LTV ratio (3)	Carrying value (4)	Ratio of carrying value to current value (5)	Carrying value (4)	Ratio of carrying value to current value (5)

California	$25,833	119%	$19,721	90%	$18,372	84%
Florida	3,461	122	2,651	89	3,871	101
New Jersey	1,359	92	1,229	82	2,380	78
Texas	348	79	319	72	1,536	64
New York	765	93	684	82	1,035	81
Other states	6,294	110	5,111	88	10,452	86

Total Pick-a-Pay loans	$38,060		$29,715		$37,646

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2011.
(2)	Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

(3)	The current LTV ratio is calculated as the adjusted unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.

(4)	Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.

(5)	The ratio of carrying value to current value is calculated as the carrying value divided by the collateral value.

Wells Fargo & Company and Subsidiaries

NON-STRATEGIC AND LIQUIDATING LOAN PORTFOLIOS

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010

Commercial:
Legacy Wachovia commercial and industrial, commercial real estate and foreign PCI loans (1)	$6,321	7,016	7,507	7,935

Total commercial	6,321	7,016	7,507	7,935

Consumer:
Pick-a-Pay mortgage (1)	67,361	69,587	71,506	74,815
Liquidating home equity	5,982	6,266	6,568	6,904
Legacy Wells Fargo Financial indirect auto	3,101	3,881	4,941	6,002
Legacy Wells Fargo Financial debt consolidation	17,186	17,730	18,344	19,020
Education Finance - government guaranteed (2)	15,611	16,295	16,907	17,510
Legacy Wachovia other PCI loans (1)	947	978	1,048	1,118

Total consumer	110,188	114,737	119,314	125,369

Total non-strategic and liquidating loan portfolios	$116,509	121,753	126,821	133,304

(1)	Net of purchase accounting adjustments related to PCI loans.
(2)	Effective first quarter 2011, we included our education finance government guaranteed loan portfolio as there is no longer a U.S. Government guaranteed student loan program available to private financial institutions, pursuant to legislation in 2010. Prior periods have been adjusted to reflect this change.

HOME EQUITY PORTFOLIOS (1)

	Outstanding balances		% of loans two payments or more past due		Loss rate (annualized) Quarter ended

(in millions)	Sept. 30, 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2010

Core portfolio (2)
California	$26,061	27,850	2.95%	3.30	3.41	3.95
Florida	11,099	12,036	4.99	5.46	4.42	5.84
New Jersey	8,113	8,629	3.61	3.44	2.17	1.83
Virginia	5,349	5,667	2.14	2.33	1.67	1.70
Pennsylvania	5,174	5,432	2.57	2.48	1.38	1.11
Other	47,304	50,976	2.75	2.83	2.64	2.86

Total	103,100	110,590	3.07	3.24	2.88	3.24

Liquidating portfolio
California	2,119	2,555	5.47	6.66	12.62	13.48
Florida	275	330	7.20	8.85	11.06	10.59
Arizona	119	149	6.66	6.91	18.30	18.45
Texas	101	125	1.01	2.02	3.07	2.95
Minnesota	78	91	3.92	5.39	6.11	8.73
Other	3,290	3,654	4.04	4.53	6.20	6.46

Total	5,982	6,904	4.69	5.54	8.97	9.49

Total core and liquidating portfolios	$109,082	117,494	3.16	3.37	3.22	3.61

(1)	Consists predominantly of real estate 1-4 family junior lien mortgages and first and junior lines of credit secured by real estate, excluding PCI loans.
(2)	Includes $1.5 billion at September 30, 2011, and $1.7 billion at December 31, 2010, associated with the Pick-a-Pay portfolio.

Wells Fargo & Company and Subsidiaries

CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended Sept. 30,		Nine months ended Sept. 30,

(in millions)	2011	2010	2011	2010

Balance, beginning of period	$21,262	25,085	23,463	25,031
Provision for credit losses	1,811	3,445	5,859	12,764
Interest income on certain impaired loans (1)	(84)	(67)	(246)	(203)
Loan charge-offs:
Commercial:
Commercial and industrial	(349)	(588)	(1,182)	(2,165)
Real estate mortgage	(119)	(236)	(483)	(881)
Real estate construction	(98)	(296)	(316)	(990)
Lease financing	(10)	(29)	(30)	(94)
Foreign	(25)	(49)	(121)	(148)

Total commercial	(601)	(1,198)	(2,132)	(4,278)

Consumer:
Real estate 1-4 family first mortgage	(900)	(1,164)	(2,979)	(3,701)
Real estate 1-4 family junior lien mortgage	(893)	(1,140)	(2,907)	(3,875)
Credit card	(320)	(556)	(1,146)	(1,891)
Other revolving credit and installment	(421)	(572)	(1,312)	(1,864)

Total consumer	(2,534)	(3,432)	(8,344)	(11,331)

Total loan charge-offs	(3,135)	(4,630)	(10,476)	(15,609)

Loan recoveries:
Commercial:
Commercial and industrial	88	79	313	317
Real estate mortgage	23	18	107	32
Real estate construction	43	20	106	82
Lease financing	7	6	20	15
Foreign	17	10	38	31

Total commercial	178	133	584	477

Consumer:
Real estate 1-4 family first mortgage	79	130	345	347
Real estate 1-4 family junior lien mortgage	51	55	162	157
Credit card	54	52	204	165
Other revolving credit and installment	162	165	522	549

Total consumer	346	402	1,233	1,218

Total loan recoveries	524	535	1,817	1,695

Net loan charge-offs (2)	(2,611)	(4,095)	(8,659)	(13,914)

Allowances related to business combinations/other (3)	(6)	4	(45)	694

Balance, end of period	$20,372	24,372	20,372	24,372

Components:
Allowance for loan losses	$20,039	23,939	20,039	23,939
Allowance for unfunded credit commitments	333	433	333	433

Allowance for credit losses (4)	$20,372	24,372	20,372	24,372

Net loan charge-offs (annualized) as a percentage of average total loans (2)	1.37%	2.14	1.54	2.40
Allowance for loan losses as a percentage of total loans (4)	2.64	3.18	2.64	3.18
Allowance for credit losses as a percentage of total loans (4)	2.68	3.23	2.68	3.23

(1)	Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.
(2)	For PCI loans, charge-offs are only recorded to the extent that losses exceed the purchase accounting estimates.
(3)	Includes $693 million for the nine months ended September 30, 2010, related to the adoption of consolidation accounting guidance on January 1, 2010.
(4)	The allowance for credit losses includes $302 million and $379 million at September 30, 2011 and 2010, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Balance, beginning of quarter	$21,262	22,383	23,463	24,372	25,085
Provision for credit losses	1,811	1,838	2,210	2,989	3,445
Interest income on certain impaired loans (1)	(84)	(79)	(83)	(63)	(67)
Loan charge-offs:
Commercial:
Commercial and industrial	(349)	(365)	(468)	(610)	(588)
Real estate mortgage	(119)	(185)	(179)	(270)	(236)
Real estate construction	(98)	(99)	(119)	(199)	(296)
Lease financing	(10)	(7)	(13)	(26)	(29)
Foreign	(25)	(57)	(39)	(50)	(49)

Total commercial	(601)	(713)	(818)	(1,155)	(1,198)

Consumer:
Real estate 1-4 family first mortgage	(900)	(1,064)	(1,015)	(1,199)	(1,164)
Real estate 1-4 family junior lien mortgage	(893)	(968)	(1,046)	(1,059)	(1,140)
Credit card	(320)	(378)	(448)	(505)	(556)
Other revolving credit and installment	(421)	(391)	(500)	(573)	(572)

Total consumer	(2,534)	(2,801)	(3,009)	(3,336)	(3,432)

Total loan charge-offs	(3,135)	(3,514)	(3,827)	(4,491)	(4,630)

Loan recoveries:
Commercial:
Commercial and industrial	88	111	114	110	79
Real estate mortgage	23	57	27	36	18
Real estate construction	43	27	36	28	20
Lease financing	7	6	7	5	6
Foreign	17	10	11	22	10

Total commercial	178	211	195	201	133

Consumer:
Real estate 1-4 family first mortgage	79	155	111	175	130
Real estate 1-4 family junior lien mortgage	51	59	52	54	55
Credit card	54	84	66	53	52
Other revolving credit and installment	162	167	193	169	165

Total consumer	346	465	422	451	402

Total loan recoveries	524	676	617	652	535

Net loan charge-offs	(2,611)	(2,838)	(3,210)	(3,839)	(4,095)

Allowances related to business combinations/other	(6)	(42)	3	4	4

Balance, end of quarter	$20,372	21,262	22,383	23,463	24,372

Components:
Allowance for loan losses	$20,039	20,893	21,983	23,022	23,939
Allowance for unfunded credit commitments	333	369	400	441	433

Allowance for credit losses	$20,372	21,262	22,383	23,463	24,372

Net loan charge-offs (annualized) as a percentage of average total loans	1.37%	1.52	1.73	2.02	2.14
Allowance for loan losses as a percentage of:
Total loans	2.64	2.78	2.93	3.04	3.18
Nonaccrual loans	92	91	88	88	85
Nonaccrual loans and other nonperforming assets	75	75	72	71	69
Allowance for credit losses as a percentage of:
Total loans	2.68	2.83	2.98	3.10	3.23
Nonaccrual loans	93	92	90	89	86
Nonaccrual loans and other nonperforming assets	76	76	73	72	70

(1)	Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.

Wells Fargo & Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Nine months ended Sept. 30,

(in millions)	2011	2010

Balance, beginning of period	$127,889	114,359
Cumulative effect from change in accounting for VIEs (1)	-	183
Cumulative effect from change in accounting for embedded credit derivatives (2)	-	(28)
Wells Fargo net income	11,762	8,948
Wells Fargo other comprehensive income (loss), net of tax, related to:
Translation adjustments	(18)	16
Investment securities	(779)	2,202
Derivative instruments and hedging activities	(156)	227
Defined benefit pension plans	43	48
Common stock issued	1,014	1,050
Common stock repurchased (3)	(1,762)	(71)
Preferred stock released by ESOP	824	645
Preferred stock issued	2,501	-
Common stock warrants repurchased	(1)	(544)
Common stock dividends	(1,905)	(783)
Preferred stock dividends and other	(625)	(548)
Noncontrolling interests and other, net	457	(539)

Balance, end of period	$139,244	125,165

(1)	Effective January 1, 2010, we adopted changes in consolidation accounting pursuant to amendments by ASU 2009-17 to ASC 810 (FAS 167) and, accordingly, consolidated certain VIEs that were not included in our consolidated financial statements at December 31, 2009. We recorded a $183 million increase to beginning retained earnings as a cumulative effect adjustment.
(2)	Effective July 1, 2010, we adopted changes in accounting for embedded credit derivatives pursuant to ASU 2010-11, which provides guidance clarifying the accounting for embedded credit derivative features in certain financial instruments. We recorded a $28 million decrease to beginning retained earnings as a cumulative effect adjustment.
(3)	For the nine months ended September 30, 2011, includes $150 million related to a private forward repurchase transaction entered into in third quarter 2011 that will settle in fourth quarter 2011 for an estimated 6 million shares of common stock.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER TIER 1 COMMON EQUITY UNDER BASEL I (1)

(in billions)		Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Total equity		$139.2	137.9	134.9	127.9	125.2
Noncontrolling interests		(1.5)	(1.5)	(1.5)	(1.5)	(1.5)

Total Wells Fargo stockholders’ equity		137.7	136.4	133.4	126.4	123.7

Adjustments:
Preferred equity		(10.6)	(10.6)	(10.6)	(8.1)	(8.1)
Goodwill and intangible assets (other than MSRs)		(34.4)	(34.6)	(35.1)	(35.5)	(36.1)
Applicable deferred taxes		4.0	4.1	4.2	4.3	4.7
MSRs over specified limitations		(0.7)	(0.9)	(0.9)	(0.9)	(0.9)
Cumulative other comprehensive income		(3.7)	(5.3)	(4.9)	(4.6)	(5.4)
Other		(0.4)	(0.3)	(0.1)	(0.3)	(0.3)

Tier 1 common equity	(A)	$91.9	88.8	86.0	81.3	77.6

Total risk-weighted assets (2)	(B)	$982.0	970.2	962.9	980.0	968.4

Tier 1 common equity to total risk-weighted assets	(A)/(B)	9.35%	9.15	8.93	8.30	8.01

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets. The Company’s September 30, 2011, preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $818.4 billion and derivative and off-balance sheet risk-weighted assets of $163.6 billion.

Wells Fargo & Company and Subsidiaries

TIER 1 COMMON EQUITY UNDER BASEL III (ESTIMATED) (1)

(in billions)		Sept. 30, 2011

Tier 1 common equity under Basel I		$91.9

Adjustments from Basel I to Basel III:

Cumulative other comprehensive income (2)		3.7

Threshold deductions defined under Basel III (2)(3)		(1.5)

Other		0.2

Tier 1 common equity anticipated under Basel III	(C)	94.3

Total risk-weighted assets anticipated under Basel III (4)	(D)	$1,272.2

Tier 1 common equity to total risk-weighted assets anticipated under Basel III	(C)/(D)	7.41%

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Volatility in interest rates can have a significant impact on the valuation of cumulative other comprehensive income and MSRs and therefore, impact adjustments under Basel III in future reporting periods.
(3)	Threshold deductions under Basel III include individual and aggregate limitations, as a percentage of Tier 1 common equity (as defined under Basel III), with respect to MSRs, deferred tax assets and investments in unconsolidated financial companies.
(4)	Under current Basel proposals, risk-weighted assets incorporate different classifications of assets, with certain risk weights based on a borrower’s credit rating or Wells Fargo’s own risk models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements. The amount of risk-weighted assets anticipated under Basel III is preliminary and subject to change depending on final promulgation of Basel III capital rulemaking and interpretations thereof by regulatory authorities.

Wells Fargo & Company and Subsidiaries

OPERATING SEGMENT RESULTS (1)

	Community		Wholesale		Wealth, Brokerage				Consolidated
	Banking		Banking		and Retirement		Other (2)		Company

(income/expense in millions, average balances in billions)	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010

Quarter ended Sept. 30,
Net interest income (3)	$7,264	7,818	2,910	2,927	714	683	(346)	(330)	10,542	11,098
Provision (reversal of provision) for credit losses	1,978	3,155	(178)	280	48	77	(37)	(67)	1,811	3,445
Noninterest income	5,232	5,629	2,240	2,461	2,173	2,229	(559)	(543)	9,086	9,776
Noninterest expense	6,901	7,333	2,689	2,719	2,368	2,420	(281)	(219)	11,677	12,253

Income (loss) before income tax expense (benefit)	3,617	2,959	2,639	2,389	471	415	(587)	(587)	6,140	5,176
Income tax expense (benefit)	1,217	951	826	866	178	157	(223)	(223)	1,998	1,751

Net income (loss) before noncontrolling interests	2,400	2,008	1,813	1,523	293	258	(364)	(364)	4,142	3,425
Less: Net income from noncontrolling interests	85	73	-	11	2	2	-	-	87	86

Net income (loss) (4)	$2,315	1,935	1,813	1,512	291	256	(364)	(364)	4,055	3,339

Average loans	$491.0	522.2	253.4	227.3	43.1	42.6	(33.0)	(32.6)	754.5	759.5
Average assets	754.4	770.0	438.0	371.8	155.1	138.2	(66.1)	(59.6)	1,281.4	1,220.4
Average core deposits	556.3	537.1	209.3	170.8	133.4	120.7	(62.2)	(56.6)	836.8	772.0

Nine months ended Sept. 30,
Net interest income (3)	$22,166	24,134	8,633	8,509	2,101	2,031	(1,029)	(980)	31,871	33,694
Provision (reversal of provision) for credit losses	5,970	11,022	(141)	1,725	150	221	(120)	(204)	5,859	12,764
Noninterest income	15,534	16,883	7,608	8,076	7,022	6,658	(1,692)	(1,595)	28,472	30,022
Noninterest expense	21,924	22,216	8,255	8,277	7,414	7,160	(708)	(537)	36,885	37,116

Income (loss) before income tax expense (benefit)	9,806	7,779	8,127	6,583	1,559	1,308	(1,893)	(1,834)	17,599	13,836
Income tax expense (benefit)	2,990	2,511	2,710	2,357	590	495	(719)	(697)	5,571	4,666

Net income (loss) before noncontrolling interests	6,816	5,268	5,417	4,226	969	813	(1,174)	(1,137)	12,028	9,170
Less: Net income from noncontrolling interests	239	202	21	15	6	5	-	-	266	222

Net income (loss) (4)	$6,577	5,066	5,396	4,211	963	808	(1,174)	(1,137)	11,762	8,948

Average loans	$499.6	535.5	243.8	230.8	43.1	43.0	(33.2)	(33.0)	753.3	776.3
Average assets	755.6	772.6	417.9	370.3	149.8	139.0	(65.3)	(58.4)	1,258.0	1,223.5
Average core deposits	552.2	533.7	195.0	164.9	128.3	121.1	(61.6)	(55.4)	813.9	764.3

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. In first quarter 2010, we conformed certain funding and allocation methodologies of legacy Wachovia to those of Wells Fargo; in addition, amounts remaining in “Other” related to integration expense were revised to reflect only integration expense related to the Wachovia merger. In fourth quarter 2010, we realigned certain lending businesses into Wholesale Banking from Community Banking to reflect our previously announced restructuring of Wells Fargo Financial. Prior periods have been revised to reflect these changes.
(2)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.
(3)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.
(4)	Represents segment net income (loss) for Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement segments and Wells Fargo net income for the consolidated company.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER OPERATING SEGMENT RESULTS (1)

	Quarter ended

(income/expense in millions, average balances in billions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

COMMUNITY BANKING
Net interest income (2)	$7,264	7,359	7,543	7,751	7,818
Provision for credit losses	1,978	1,927	2,065	2,785	3,155
Noninterest income	5,232	5,208	5,094	5,721	5,629
Noninterest expense	6,901	7,418	7,605	7,855	7,333

Income before income tax expense	3,617	3,222	2,967	2,832	2,959
Income tax expense	1,217	1,031	742	836	951

Net income before noncontrolling interests	2,400	2,191	2,225	1,996	2,008
Less: Net income from noncontrolling interests	85	104	50	72	73

Segment net income	$2,315	2,087	2,175	1,924	1,935

Average loans	$491.0	498.2	509.8	514.1	522.2
Average assets	754.4	752.5	759.9	771.6	770.0
Average core deposits	556.3	552.0	548.1	544.4	537.1

WHOLESALE BANKING
Net interest income (2)	$2,910	2,968	2,755	2,965	2,927
Provision (reversal of provision) for credit losses	(178)	(97)	134	195	280
Noninterest income	2,240	2,663	2,705	2,875	2,461
Noninterest expense	2,689	2,766	2,800	2,992	2,719

Income before income tax expense	2,639	2,962	2,526	2,653	2,389
Income tax expense	826	1,012	872	958	866

Net income before noncontrolling interests	1,813	1,950	1,654	1,695	1,523
Less: Net income from noncontrolling interests	-	19	2	5	11

Segment net income	$1,813	1,931	1,652	1,690	1,512

Average loans	$253.4	243.1	234.7	229.6	227.3
Average assets	438.0	415.7	399.6	384.4	371.8
Average core deposits	209.3	190.6	184.8	185.1	170.8

WEALTH, BROKERAGE AND RETIREMENT
Net interest income (2)	$714	691	696	676	683
Provision for credit losses	48	61	41	113	77
Noninterest income	2,173	2,395	2,454	2,365	2,229
Noninterest expense	2,368	2,487	2,559	2,608	2,420

Income before income tax expense	471	538	550	320	415
Income tax expense	178	204	208	121	157

Net income before noncontrolling interests	293	334	342	199	258
Less: Net income from noncontrolling interests	2	1	3	2	2

Segment net income	$291	333	339	197	256

Average loans	$43.1	43.5	42.7	43.0	42.6
Average assets	155.1	147.7	146.5	140.2	138.2
Average core deposits	133.4	126.0	125.4	121.5	120.7

OTHER (3)
Net interest income (2)	$(346)	(340)	(343)	(329)	(330)
Provision for credit losses	(37)	(53)	(30)	(104)	(67)
Noninterest income	(559)	(558)	(575)	(530)	(543)
Noninterest expense	(281)	(196)	(231)	(115)	(219)

Loss before income tax benefit	(587)	(649)	(657)	(640)	(587)
Income tax benefit	(223)	(246)	(250)	(243)	(223)

Net loss before noncontrolling interests	(364)	(403)	(407)	(397)	(364)
Less: Net income from noncontrolling interests	-	-	-	-	-

Other net loss	$(364)	(403)	(407)	(397)	(364)

Average loans	$(33.0)	(33.5)	(33.1)	(33.0)	(32.6)
Average assets	(66.1)	(65.0)	(64.8)	(59.2)	(59.6)
Average core deposits	(62.2)	(61.1)	(61.5)	(56.2)	(56.6)

CONSOLIDATED COMPANY
Net interest income (2)	$10,542	10,678	10,651	11,063	11,098
Provision for credit losses	1,811	1,838	2,210	2,989	3,445
Noninterest income	9,086	9,708	9,678	10,431	9,776
Noninterest expense	11,677	12,475	12,733	13,340	12,253

Income before income tax expense	6,140	6,073	5,386	5,165	5,176
Income tax expense	1,998	2,001	1,572	1,672	1,751

Net income before noncontrolling interests	4,142	4,072	3,814	3,493	3,425
Less: Net income from noncontrolling interests	87	124	55	79	86

Wells Fargo net income	$4,055	3,948	3,759	3,414	3,339

Average loans	$754.5	751.3	754.1	753.7	759.5
Average assets	1,281.4	1,250.9	1,241.2	1,237.0	1,220.4
Average core deposits	836.8	807.5	796.8	794.8	772.0

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. In fourth quarter 2010, we realigned certain lending businesses into Wholesale Banking from Community Banking to reflect our previously announced restructuring of Wells Fargo Financial. In first quarter 2011, we realigned a private equity business into Wholesale Banking from Community Banking. Prior periods have been revised to reflect these changes.

(2)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

(3)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(in millions)	2011	2011	2011	2010	2010

MSRs measured using the fair value method:

Fair value, beginning of quarter	$14,778	15,648	14,467	12,486	13,251
Servicing from securitizations or asset transfers	744	740	1,262	1,052	1,043
Changes in fair value:
Due to changes in valuation model inputs or assumptions (1)	(2,640)	(1,075)	499	1,613	(1,132)
Other changes in fair value (2)	(510)	(535)	(580)	(684)	(676)

Total changes in fair value	(3,150)	(1,610)	(81)	929	(1,808)

Fair value, end of quarter	$12,372	14,778	15,648	14,467	12,486

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service, including delinquency and foreclosure costs.
(2)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(in millions)	2011	2011	2011	2010	2010

Amortized MSRs:

Balance, beginning of quarter	$1,432	1,432	1,422	1,013	1,037
Purchases	21	36	45	36	14
Servicing from securitizations or asset transfers	50	27	29	432	18
Amortization	(66)	(63)	(64)	(59)	(56)

Balance, end of quarter	1,437	1,432	1,432	1,422	1,013

Valuation Allowance:

Balance, beginning of quarter	(10)	(9)	(3)	-	-
Provision for MSRs in excess of fair value	(30)	(1)	(6)	(3)	-

Balance, end of quarter	(40)	(10)	(9)	(3)	-

Amortized MSRs, net	$1,397	1,422	1,423	1,419	1,013

Fair value of amortized MSRs:

Beginning of quarter	$1,805	1,898	1,812	1,349	1,307
End of quarter	1,759	1,805	1,898	1,812	1,349

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended

(in millions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Servicing income, net:
Servicing fees (1)	$1,029	1,102	1,137	1,129	1,192
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(2,640)	(1,075)	499	1,613	(1,132)
Other changes in fair value (3)	(510)	(535)	(580)	(684)	(676)

Total changes in fair value of MSRs carried at fair value	(3,150)	(1,610)	(81)	929	(1,808)
Amortization	(66)	(63)	(64)	(59)	(56)
Provision for MSRs in excess of fair value	(30)	(1)	(6)	(3)	-
Net derivative gains (losses) from economic hedges (4)	3,247	1,449	(120)	(1,756)	1,188

Total servicing income, net	$1,030	877	866	240	516

Market-related valuation changes to MSRs, net of hedge results (2)+(4)	$607	374	379	(143)	56

(1) Includes contractually specified servicing fees, late charges and other ancillary revenues.

(2) Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service,

      including delinquency and foreclosure costs.

(3) Represents changes due to collection/realization of expected cash flows over time.

(4) Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

(in billions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Managed servicing portfolio (1):
Residential mortgage servicing:
Serviced for others	$1,457	1,464	1,453	1,429	1,433
Owned loans serviced	349	338	346	371	365
Subservicing	8	8	9	9	10

Total residential servicing	1,814	1,810	1,808	1,809	1,808

Commercial mortgage servicing:
Serviced for others	401	402	406	408	439
Owned loans serviced	104	101	101	99	99
Subservicing	14	14	14	13	10

Total commercial servicing	519	517	521	520	548

Total managed servicing portfolio	$2,333	2,327	2,329	2,329	2,356

Total serviced for others	$1,858	1,866	1,859	1,837	1,872
Ratio of MSRs to related loans serviced for others	0.74%	0.87	0.92	0.86	0.72
Weighted-average note rate (mortgage loans serviced for others)	5.21	5.26	5.31	5.39	5.46

(1) The components of our managed servicing portfolio are presented at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.
SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended

(in billions)	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Application data:
Wells Fargo first mortgage quarterly applications	$169	109	102	158	194
Refinances as a percentage of applications	74%	55	61	73	80
Wells Fargo first mortgage unclosed pipeline, at quarter end	$84	51	45	73	101

Residential Real Estate Originations:
Wells Fargo first mortgage loans:
Retail	$43	34	49	70	53
Correspondent/Wholesale	45	29	34	57	47
Other (1)	1	1	1	1	1

Total quarter-to-date	$89	64	84	128	101

Total year-to-date	$237	148	84	386	258

(1)	Consists of home equity loans and lines and legacy Wells Fargo Financial.

Wells Fargo & Company and Subsidiaries

CHANGES IN LIABILITY FOR MORTGAGE LOAN REPURCHASE LOSSES

	Quarter ended			Nine months ended

(in millions)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010

Balance, beginning of period	$1,188	1,207	1,375	1,289	1,033
Provision for repurchase losses:
Loan sales	19	20	29	74	109
Change in estimate – primarily due to credit deterioration	371	222	341	807	1,045

Total additions	390	242	370	881	1,154

Losses	(384)	(261)	(414)	(976)	(856)

Balance, end of period	$1,194	1,188	1,331	1,194	1,331

OUTSTANDING REPURCHASE DEMANDS AND MORTGAGE INSURANCE RESCISSIONS

($ in millions)		Government sponsored entities (1)	Private	Mortgage insurance rescissions (2)	Total

September 30, 2011
Number of loans		6,577	582	1,508	8,667
Original loan balance (3)		$1,500	208	314	2,022

June 30, 2011
Number of loans		6,876	695	2,019	9,590
Original loan balance (3)		$1,565	230	444	2,239

March 31, 2011
Number of loans		6,210	1,973	2,885	11,068
Original loan balance (3)		$1,395	424	674	2,493

December 31, 2010
Number of loans		6,501	2,899	3,248	12,648
Original loan balance (3)		$1,467	680	801	2,948

September 30, 2010
Number of loans		9,887	3,605	3,035	16,527
Original loan balance (3)		$2,212	882	748	3,842

(1)	Includes repurchase demands of 878 and $173 million, 892 and $179 million, 685 and $132 million, 1,495 and $291 million, and 2,263 and $437 million, for September 30, June 30 and March 31, 2011, and December 31 and September 30, 2010, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller.
(2)	As part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% which require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer, the lack of insurance may result in a repurchase demand from an investor. Similar to repurchase demands, we evaluate mortgage insurance rescission notices for validity and appeal for reinstatement if the rescission was not based on a contractual breach. When investor demands are received due to lack of mortgage insurance, they are reported as unresolved repurchase demands based on the applicable investor category for the loan (GSE or private). Over the last year, approximately 20% of our repurchase demands from GSEs had mortgage insurance rescission as one of the reasons for the repurchase demand. Of all the mortgage insurance rescissions notices received in 2010, approximately 70% have resulted in repurchase demands through September 2011. Not all mortgage insurance rescissions received in 2010 have been completed through the appeals process with the mortgage insurer and upon successful appeal, we work with the investor to rescind the repurchase demand.

(3)	While original loan balance related to these demands is presented above, the establishment of the repurchase liability is based on a combination of factors, such as our appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity, which is driven by the difference between the current loan balance and the estimated collateral value less costs to sell the property.